Filed Pursuant to Rule 424(b)(2)
File No: 333-157597

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered	Unit(1)	Offering Price(1)	Registration Fee
Common Shares, par value $0.50 per share	1,000,000	$52.87	$52,870,000	$2,950.15

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and the low price of the registrant’s common stock as reported by the New York Stock Exchange on August 18, 2009.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 27, 2009)

Shareholder Dividend Reinvestment and
Direct Share Purchase Plan
1,000,000 Common Shares With a Par Value of $.50 Each

Eaton Corporation is pleased to offer shareholders the opportunity to participate in the Shareholder Dividend Reinvestment Plan and Direct Share Purchase Plan, a convenient and low-cost method for existing investors to increase their ownership in Eaton common shares and for new investors to join the Plan. Any shareholder of record of Eaton common shares, any interested investor, as well as brokers and nominees on behalf of beneficial owners in Eaton common shares, is eligible to participate in the Plan.

Participation in the Plan allows shareholders to:

•	conveniently purchase additional common shares, with no brokerage commission and, in most cases, no service fee;

•	automatically reinvest all or a portion of the cash dividends that are paid on Eaton common shares;

•	increase ownership of Eaton common shares over time with optional cash investments of as little as $10 each and as much as $10,000 per transaction, not to exceed $60,000 per calendar year; and

• purchase additional common shares through optional cash investments made at any time and/or automatically through monthly deductions from the participant’s account with a U.S. bank or other financial institution.

Interested parties may also become participants in the Plan by making an initial investment of not less than $100 and up to a maximum of $10,000 per transaction, not to exceed $60,000 in any calendar year. In some instances, we may permit investments in excess of this maximum. We may offer discounts ranging from 0% to 5% if and when we permit optional cash payments in excess of the annual maximum. At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

Eaton common shares are listed on the New York Stock Exchange under the trading symbol “ETN.” The closing price of Eaton common shares on August 19, 2009 was $53.40 per share.

Eaton common shares that are acquired under the Plan may be purchased directly from Eaton or from shares that are purchased in the open market. If common shares are purchased from Eaton, the purchase price will be the average of the high and low sale prices of Eaton common shares as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date (as that term is defined in this Prospectus Supplement). If Eaton common shares are purchased in the open market, the purchase price of those shares will be the average cost of all common shares purchased for the Plan on the relevant Investment Date. The price of common shares determined in accordance with either of these two methods is referred to as the “Market Price.”

Investing in the Eaton common shares involves risks that are described in the “Risk Factors” section beginning on page S-3 of this prospectus supplement.

The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 20, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

RISK FACTORS

Before you decide to participate in the Plan and invest in our common shares, you should carefully consider the risks and uncertainties described in our most recent Form 10-K filed with the SEC and the other information included or incorporated by reference in this Prospectus Supplement, as well as in the following discussion. In addition, you should consult your own financial and legal advisors before making an investment.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Bank of New York Mellon, the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your shares unless you request a certificate for whole shares.

ABOUT EATON

We are a diversified power management company with 2008 sales of $15.4 billion. We are a global technology leader in: electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. We have approximately 75,000 employees and sell products to customers in more than 150 countries.

Our principal executive office is at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 and our telephone number is (216) 523-5000.

ABOUT THE PLAN

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide existing shareholders with a simple, convenient and affordable way to increase their holdings in Eaton common shares at prevailing market prices and to enable new investors to make an initial investment in our common shares.

Key Features

2.	What are the Plan’s key features?

As a Plan participant, you can take advantage of the following Plan features:

Dividend Reinvestment.  Automatic reinvestment of all or a portion of your cash dividends.

Initial investment.  If you are not an existing shareholder, you can make an initial investment in Eaton Corporation common shares, starting with as little as $100 and up to a maximum of $10,000, unless a request for waiver of this limitation has been granted, in which case the maximum amount that can be invested may exceed this limit. See “How do I enroll if I am not currently an Eaton Corporation shareholder?” below for more information.

Optional Cash Investment and Automatic Monthly Deductions.  You can increase your holdings by making optional cash investments at any time by check or online at www.bnymellon.com/shareowner, or automatically by convenient monthly deductions from your checking, savings or money market account. Once you are a registered shareholder, you can buy our common shares and pay little or no service or trading fees. You can increase your holdings of our common stock through optional monthly cash investments of $10 or more, up to a maximum of $60,000 per year, unless a waiver of this limitation is granted. You can make optional monthly cash investments by check or electronically with deductions from your personal bank account — either in a single transaction or automatically each month. If you wish to make optional monthly cash investments in excess of $60,000 in any calendar year or any single investment in excess of $10,000, see “What are my options for additional cash investments?” below for more information.

Book-Entry Share Ownership; Safekeeping.  Instead of physical stock certificates, you will receive statements reflecting your transaction history and share ownership.

Online Access to Account Information.  You can enroll and access your account information online at any time at www.bnymellon.com/shareowner.

Easy Withdrawal, Sale or Transfer.  You may obtain a stock certificate, sell or transfer your shares at any time.

Low Transaction Costs.  You can acquire Eaton common shares at prevailing market prices with no brokerage commissions and, in most cases, no service fees.

Administration

3.	Who administers the Plan and What does the Plan Administrator do?

Bank of New York Mellon, is the Plan Administrator. The Plan Administrator, as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Plan Administrator holds for safekeeping the shares purchased for you together with shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for shares of our common stock. We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

4.	How do I contact the Plan administrator?

If you have questions regarding the Plan, please write to the Plan Administrator at the following address: The Bank of New York Mellon, Shareowner Services, P.O. Box 358035, Pittsburgh, PA 15252-8035, or call the Plan Administrator at (888) 597-8625 (if you are inside the United States or Canada), (201) 680-6578 (if you are outside the United States or Canada) or (800) 231-5469 for the hearing impaired (TDD). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays). In addition, you may visit the Plan Administrator website at www.bnymellon.com/shareowner. At this website, you may enroll, perform certain transactions and obtain information on your Eaton Corporation account via Investor ServiceDirect®. New investors establish a Personal Identification Number (PIN) when setting up their account. For existing shareholders to gain access, use the 12-digit Investor Identification Number (which can be found in a bolded box on your check stub or plan statement) to establish a PIN. Include your name, address, daytime telephone number, account number, Investor Identification Number and reference Eaton Corporation on all correspondence.

Eligibility and Participation

5.	Who can participate in the Plan and how can I enroll?

Registered Shareholders

If you already own our common stock and the shares are registered in your name, you may participate immediately by choosing to reinvest all or part of your quarterly dividend, if any, or by making an additional cash investment. Please see “How do I make additional cash investments?” below for details regarding optional monthly cash investments. You can enroll online through Investor ServiceDirect® or by completing and returning the enclosed enrollment form to the Plan Administrator in the envelope provided (see “New Investors” below). Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by the Company.

Beneficial Owners or Shares Held in “Street Name”

If your shares of Eaton Corporation common stock are registered in the name of a bank, broker or other nominee, you must arrange for the bank, broker or other nominee to register in your name the number of shares of Eaton Corporation common stock that you want to participate in the Plan or have the shares electronically transferred into your own name through the Direct Registration System. You can then enroll as a shareholder of record, as described in “Registered Shareholders” above. Alternatively, if you do not want to re-register your shares, you can enroll in the Plan in the same way as someone who is not currently a registered Eaton Corporation shareholder, as described in “New Investors” below.

New Investors

If you do not currently own any Eaton Corporation common stock, you can participate by making an initial cash investment through the Plan for as little as $100 and up to a maximum of $10,000 unless a waiver of this limitation has been granted. Your initial investment can be made using one of the following options:

Via on-line enrollment through Investor ServiceDirect® at www.bnymellon.com/shareowner and:

•	authorizing one deduction (minimum of $100) from your bank account; or

•	opening your account on-line and sending your initial investment of $100 or more by check payable to Eaton/BNY Mellon.

Via the Enrollment Form and:

•	completing the enclosed enrollment form and submitting it to the Plan Administrator, and making one payment (minimum of $100) by check payable to Eaton/BNY Mellon. If you need to obtain an enrollment form, contact the Plan Administrator at (888) 597-8625. While there is no cost to enroll in the Plan, please refer to “What are the cost and/or fees associated with participation?” for more information on purchase, reinvestment and sale fees.

6.	Can I deposit Eaton common shares that I have in certificated form into my Plan account for safekeeping?

Yes. As a Plan participant, you can deposit your share certificates into your Plan account at no charge. The advantages of holding shares in book-entry form in the Plan are protection against certificate loss, theft, and damage.

After your enrollment, you can deposit Eaton common shares in the Plan by sending your share certificate(s) to the Plan administrator (see Question 4), properly insured, by registered or certified mail with return receipt requested or some other form of traceable delivery. You should include a written request to instruct the Plan Administrator to deposit your share certificate(s). Do not sign the share certificate(s) or complete the assignment section. Shares that you deposit will be credited in book-entry form in your Plan account.

Dividend Reinvestment

7.	What dividend reinvestment elections do I have under the Plan?

You have the following dividend reinvestment elections under the Plan, one of which you would select on the Enrollment Authorization Form:

Full Dividend Reinvestment:  If you select “Full Dividend Reinvestment” on the Enrollment Authorization Form, the Plan Administrator will apply all cash dividends paid on the Eaton common shares credited to your Plan account and those registered in your name in certificate and/or book-entry form toward the purchase of additional Eaton common shares. The shares purchased with your reinvested dividends will then be credited to your Plan account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

Partial Dividend Reinvestment:  If you select “Partial Dividend Reinvestment,” you will receive cash dividends on the number of shares that you designate from those credited to your Plan account and those registered in your name in certificate and/or book-entry form. The Plan Administrator will apply the cash dividends paid on any remaining shares toward the purchase of additional Eaton common shares which will then be credited to your Plan account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

All Cash (No Dividend Reinvestment):  If you select “All Cash,” the cash dividends paid on shares credited to your Plan account and those registered in your name in certificate and/or book-entry form will not be reinvested, but will be sent to you by check or through direct deposit to your U.S. bank account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

8.	When will reinvestment of my cash dividends begin?

The Plan Administrator will begin to reinvest your dividends automatically on the next dividend payment date after receiving your Enrollment Authorization Form, so long as your Enrollment Authorization Form is received on or before the record date for that dividend. The dividend payment date for Eaton common shares has been traditionally the fourth Friday of February, May, August and November if a business day, or the next preceding business day if the dividend payment date is not a business day.

If your Enrollment Authorization Form arrives after the record date for the dividend payment, automatic dividend reinvestment may not begin until the next dividend payment date. After you join the Plan, you will remain a participant unless your participation is terminated (see Questions 31 and 32).

9.	Will dividends be paid or reinvested on fractional shares?

Yes. You will be paid dividends on fractional shares that are either reinvested in Eaton common shares or paid to you in cash.

10.	How can I change my dividend reinvestment election under the Plan?

As a Plan participant, you may change your dividend reinvestment election at any time on the Internet at www.bnymellon.com/shareowner, or by calling or writing the Plan Administrator (see Question 4). The Plan Administrator must receive your change request on or before the record date for a dividend payment date in order for the change to be effective for that dividend. If your request is received after the record date, the Plan Administrator, in its sole discretion, may defer changing your dividend reinvestment election until the next dividend payment date.

Optional Cash Investments and Automatic Monthly Deductions

11.	How do I make optional cash investments?

You may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $10, no single cash investment may exceed $10,000 and the total of all optional cash payments submitted by an individual shareholder may not exceed $60,000 in any year, unless a request for waiver has been granted. The $10 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $100. There is no obligation either to make an optional cash payment or to invest the same amount of cash for each investment.

Check or Money Order.  You may make optional monthly cash investments by sending a check to the Plan Administrator payable to Eaton/BNY Mellon. To facilitate processing of your investment, please use the transaction stub attached to your Plan statement. Mail your investment and transaction stub to the address specified on the stub. A $35 fee will be assessed for a check that is returned for insufficient funds. Please see “What are the fees associated with participation?” above for all other applicable Plan fees.

Automatic Monthly Withdrawals.  If you already own common stock and are enrolled in the Plan and want to make additional monthly purchases, you can also authorize automatic monthly deductions from your bank account by completing the appropriate section in the enclosed enrollment form, or by enrolling online after you access your account through Investor ServiceDirect®. This feature enables you to make ongoing investments in an amount that is comfortable for you, provided it is at least $10 and does not exceed $10,000 in any one transaction or $60,000 together with all other purchases in any calendar year, without having to write a check. You can also authorize individual automatic deductions from your bank account through Investor ServiceDirect®. The amounts you have authorized will be withdrawn from your bank account on the 20th day of each month, or the next succeeding business day if the 20th falls on a weekend or holiday. Please see “What are the fees associated with my participation in the Plan?” above for all other applicable Plan fees.

12.	How often can I send optional cash investments and what dollar limits apply?

You can send in optional cash investments as often as you want. Each optional cash investment that you make needs to be $10.00 or more and can not exceed $10,000 (unless a request for waiver of this amount has been granted). The sum of all optional cash investments that you make in a calendar year cannot exceed $60,000.00, unless a request for waiver of this amount has been granted. Optional cash investments below the minimum or in excess of the annual maximum will be refunded to you.

13.	What happens if there are insufficient funds to cover my optional cash investments?

In the event any check, draft, or electronic funds transfer you submit or order as payment to the Plan Administrator to purchase Eaton common shares is dishonored, refused, or returned, the Plan Administrator, at its discretion and without your further consent, may sell Eaton common shares purchased and credited to your Plan account to satisfy the amount owed on the purchase. The Plan Administrator may sell shares to cover the amount owed, and any returned check or failed electronic payment fee, as a result of your order in any manner consistent with applicable commercial and securities laws. The amount owed will include the purchase price paid, the purchase and sale service fees and the per share processing fees (see Question 28).

14.	How do I change or terminate automatic monthly deductions?

You may change or terminate automatic monthly deductions by contacting the Plan Administrator (see Question 4). The Plan Administrator must receive your change or termination request at least six business days preceding the Investment Date (see Question 18) for which you want the change or termination to be effective.

15.	What is a Request for Waiver for Optional Investments in Excess of $10,000 per transaction or $60,000 annually?

If you want to make optional cash investments in excess of $60,000 in any year or any single investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Plan Administrator’s Waiver Department at (201) 680-5300 and upon completion, sending it to the Plan Administrator’s Waiver Department via facsimile at (201) 680-4688. We have the sole discretion to approve or refuse any request to make a cash investment or initial investment in excess of the maximum amount and to set the terms of any such cash investment or initial investment. No request for waiver from an affiliate of Eaton will be granted.

If we approve your request for waiver, the Plan Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	our need for additional funds;

•	the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the shareholder submitting the request;

•	the extent and nature of the shareholder’s prior participation in the Plan;

•	the number of shares of common stock held of record by the shareholder;

•	the aggregate number of cash investments in excess of $60,000 annually for which requests for waiver have been submitted by all existing shareholders and new investors; and

•	our current and projected capital needs.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a request for waiver.

Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver

Shares purchased in excess of the Plan maximum investment amount will be priced as follows:

•	Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the New York Stock Exchange. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP, for that investment date. Funds for such investments must be received by the Plan Administrator not later than the business day before the first day of the pricing period.

•	We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•	If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the New York Stock Exchange for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•	We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period. If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•	We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•	Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the Plan Administrator at (201) 680-5300 or waivers@bnymellon.com.

For each pricing period, we may establish a discount from the market price applicable to optional cash investments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator’s Waiver Department at (201) 680-5300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash investments and initial investments in excess of $60,000 annually. The waiver discount will apply to the entire optional cash investment or initial investment made pursuant to a waiver and not just the portion in excess of $60,000. The discount, if any, applicable to reinvested dividends, initial investments up to $60,000 and optional monthly cash investments up to $60,000 annually will not apply to initial investments and optional cash investments made pursuant to a request for waiver.

We will only establish a threshold price or waiver discount for shares that are purchased directly from us.

Non-Waiver Purchases

16.	When will the Plan Administrator purchase Eaton common shares for my Plan account?

As described below, the Plan Administrator will invest optional cash investments not subject to a waiver of the $60,000 limit once a month either on, or within 35 days after, the relevant Investment Date (see Question 17). Dividends will be invested in the months in which they are paid as described below.

17.	What is the Investment Date?

For optional cash investments made at any time or through automatic monthly deductions, other than pursuant to a waiver of the $60,000 limit, the Investment Date is the 25th day of each month if a business day, or the next business day if the 25th day is not a business day. For dividend reinvestment, the Investment Date is the dividend payment date for Eaton common shares, which has been traditionally the fourth Friday of February, May, August and November if a business day, or the next preceding business day if the dividend payment date is not a business day.

If the Plan Administrator acquires Eaton common shares from Eaton, the investment will be made as of the close of business on the relevant Investment Date unless pursuant to a waiver. See Question 15, What is a Request for Waiver for Optional Investments in Excess of $60,000? If the Plan Administrator acquires Eaton common shares in the open market, the funds will be invested on or within 35 days after the relevant Investment Date. If the Plan

Administrator is unable to process your investment(s) within 35 days after the Investment Date, the Plan Administrator will return the funds to you by check.

18.	How many Eaton common shares will the Plan Administrator purchase for my Plan account?

The number of Eaton common shares the Plan Administrator will purchase for you depends on the purchase price of Eaton common shares (see Question 20), the total amount of your dividends (if applicable), and optional cash investments (in any form) that you submit, less any applicable service fees and processing fees. Your Plan account will be credited with the actual number of shares purchased, including fractions.

19.	How does the Plan Administrator acquire Eaton common shares under the Plan?

The Plan Administrator uses your investment funds (that is, dividends and/or optional cash investments, less any applicable service fees and processing fees), to purchase Eaton common shares either from Eaton or in the open market, as Eaton determines. For the purpose of making purchases, the Plan Administrator may combine your dividend and optional cash investment funds with those of some or all other Plan participants. All purchases made pursuant to a request for waiver will be made from Eaton.

20.	At what price will the Plan Administrator purchase Eaton common shares?

The price of Eaton common shares purchased with reinvested dividends or with optional cash investments (other than pursuant to a waiver) will be the Market Price as described below.

If Eaton common shares are purchased from Eaton, the Market Price for those shares will be the average of the high and low sale prices of Eaton common shares as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date (see Question 17). If on any Investment Date there is no reported trading in Eaton common shares on the New York Stock Exchange, the Market Price will be based on the weighted average of the high and low sale prices on the nearest trading dates before and after the Investment Date. No common shares will be purchased under the Plan at less than the par value for Eaton common shares ($.50).

If Eaton common shares are purchased in the open market, the Market Price per share for your investment will be the weighted average price per share of all shares purchased in the open market by the Plan Administrator to fill the combined purchase order for the Plan investments. In some instances, filling a purchase order may require execution of multiple trades in the market and may take more than one trading day to complete.

YOU SHOULD BE AWARE THAT THE MARKET PRICE PER EATON COMMON SHARE MAY BE MORE OR LESS THAN THE PRICE PER EATON COMMON SHARE AT THE TIME YOU REQUEST A PURCHASE. YOU SHOULD ALSO BE AWARE THAT YOU MAY NOT BE ABLE TO RESCIND INSTRUCTIONS YOU SUBMIT TO THE PLAN ADMINISTRATOR TO PURCHASE YOUR SHARES. ANY DECISION CONCERNING A REQUEST FOR RESCISSION WILL BE MADE AT THE SOLE DISCRETION OF THE PLAN ADMINISTRATOR.

21.	Will share certificates be issued to me for Eaton common shares purchased?

Eaton common shares purchased under the Plan for your account will be recorded in book-entry form and registered in the name of one of the Plan Administrator’s nominees as agent for your account in the Plan. Your share ownership interest will be recorded in a book-entry Plan account on our shareholder records. In the event that the Plan Administrator should resign, be removed or otherwise cease to administer the Plan, we will make such other arrangements as we deem appropriate for administration of the Plan.

Unless you request them, the Plan Administrator will not issue certificates for Eaton common shares purchased under the Plan. The number of shares purchased for your Plan account, as well as the number of shares you deposit, will be shown on your Plan account statement. Keeping shares in book-entry form rather than in certificated form protects against loss, theft and destruction of stock certificates. Many shareholders retain their shares in book-entry form.

You may request that the Plan Administrator issue physical certificates to you at any time on the Internet at www.bnymellon.com/shareowner, or by calling or writing the Plan Administrator (see Question 4). In response to your request, a certificate for the number of whole shares credited to your Plan account that you request will be issued to you. A certificate for a fraction of a share cannot be issued.

Shares held in book-entry form in your Plan account may not be pledged. If you wish to pledge any of your shares, you must first request that physical share certificates be issued in your name.

Withdrawal, Sale, Re-registration or Transfer of Shares

22.	How can I withdraw the shares credited to my Plan account?

You can withdraw all or a portion of the shares credited to your Plan account at any time on the Internet at www.bnymellon.com/shareowner or by calling or writing the Plan Administrator (see Question 4). The Plan Administrator will process your request to withdraw shares promptly following receipt, and in no event later than five trading days after the date the request is received (except where deferral is necessary under applicable Federal or state laws or regulations).

If you wish to withdraw a portion of the shares in your Plan account, the request must be for a whole number of shares as the Plan Administrator cannot issue certificates for fractional shares. If you wish to withdraw all shares credited to your Plan account, the Plan Administrator will issue a certificate for all the whole shares and a cash payment, less any applicable service fees and per share processing fees, for any remaining fractional share credited to your Plan account. In that instance, the amount of the check, if any, will be based upon the sale price obtained for any shares sold by the Plan Administrator on the day your certificate was issued or, if there is no market sale that day for Eaton common shares, the closing price on the day before. The Plan Administrator will send your certificate and a check (if applicable) to the address of record on your Plan account.

23.	What happens to my dividend reinvestment election if I withdraw shares from my Plan account?

Your dividend reinvestment election will remain the same unless you withdraw all of the Eaton common shares in your Plan account.

If you withdraw all of your whole and fractional Plan shares, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account, as you elect. At its discretion, the Plan Administrator also may close any Plan account that contains less than one Eaton common share. Any fractional share in your Plan account will be sold subject to the fees as described in Question 28. A check for the sale proceeds less applicable fees will be mailed to your address of record. All future dividends on shares registered in your name will be paid in cash.

24.	How can I sell the shares credited to my Plan account?

You can sell all or a portion of the shares credited to your Plan account by contacting the Plan Administrator (see Question 4). Through participating brokers, the Plan Administrator will sell the shares for you. The Plan Administrator will send the sale proceeds to you by check, less any applicable fees (see Question 28), to your address of record after your sale transaction has settled. The Plan Administrator may combine your shares to be sold with those of other Plan participants selling shares at the same time. The Plan Administrator may refuse to execute a transaction request by telephone or Internet and in its place require written submission of the request.

Alternatively, you may request the Plan Administrator to issue share certificate(s) for any whole shares credited to your Plan account. Upon your receipt of the certificate(s), you can sell the shares through a broker of your choice or otherwise transfer the shares.

25.	When will the Plan Administrator execute a sale request and how is the price determined?

The Plan Administrator will process your sale order promptly following receipt, and in no event later than five trading days after the date the order is received (except where deferral is necessary under applicable Federal or state laws or regulations). The sale price for shares sold will be based on the price per share obtained in the open market as part of an aggregate order.

26.	How do I change the name on my Plan account, transfer shares, or give as a gift shares in my Plan account?

You may change the name on your Plan account, transfer shares, or give as a gift shares in your Plan account at any time by completing and submitting to the Plan Administrator a Transfer of Ownership Form. Transfers may be made in book-entry or certificated form. Contact the Plan Administrator (see Question 4) to request transfer instructions and the Transfer of Ownership Form, or download the instructions and the Transfer of Ownership Form from the Internet at www.bnymellon.com/shareowner You must provide the full new name, address and taxpayer identification (or social security) number (if known) of the new owner on the Transfer of Ownership Form.

If you are submitting your certificates for transfer, we recommend that you send them, properly insured, by certified or registered mail, return receipt requested, or some other form of traceable delivery. All participants in the existing Plan account need to sign the instructions, and their signatures need to be authenticated with a Medallion Signature Guarantee as described in the instructions on the Transfer of Ownership Form.

27.	What happens to my dividends if I sell or transfer shares from my Plan account?

If you sell or transfer a portion, but not all, of the shares in your Plan account, your dividend reinvestment election will remain the same for the remainder of the shares in your Plan account. See also Question 23.

Costs and Fees

28.	What costs and/or fees are associated with my participation in the Plan?

All costs of administration of the Plan and the costs incurred in connection with the purchase of Eaton common shares under the Plan will be paid by Eaton, with the few exceptions described below. As a Plan participant, you will incur no brokerage commissions or pay service fees for purchases, except that: if the shares you own are not registered in your name but in the name of your broker or other nominee and you arrange to participate in the Plan indirectly through such broker or other nominee, you may be required to pay a commission or service fee to such broker or nominee in connection with your participation.

If you instruct the Plan Administrator to sell all or a part of the Eaton common shares credited to your Plan account, you will be charged a service fee of $15.00 per transaction, a processing fee of $0.12 per share sold and any transfer taxes in connection with the sale. The net proceeds from any such sale will be sent to you as soon as practicable.

The chart below summarizes the fees associated with participation in the Plan and includes the minimum and maximum investment amounts that can be made under the Plan:

FEE SCHEDULE

			Maximum
			Investment
	Service and		(per calendar year,
	Processing Fees	Minimum	Unless Otherwise Noted,
Transaction Type	(see Notes 1, 2 and 3)	Investment	subject to waiver*)

Dividend Reinvestment	Company Paid	N/A	N/A
Initial Cash Investment	Company Paid	$100.00	$10,000.00 (per transaction)
Optional Cash Investment (via check or one-time online bank debit)	Company Paid	$10.00	$10,000.00 (per transaction)
Optional Cash Investment (via automatic monthly deductions)	Company Paid	$10.00	$60,000.00
Sale of Shares (including sale of a fractional share at termination or withdrawal)	$15.00 per transaction plus $0.12 per share sold	N/A	N/A
Returned Check or Failed Electronic Payment Fee**	$35.00	N/A	N/A

Notes:

1.	All per share processing fees include the applicable brokerage commissions the Plan Administrator is required to pay.

2.	All applicable fees will be deducted from the funds to be invested or from the sale proceeds.

3.	Fees are subject to change at any time upon written notification to Plan participants. Any change applies to all applicable transactions that occur after the effective date of the change.

*	In some instances, we may permit initial investments in excess of this maximum. Also, for the purposes of applying this limit on non-waiver investments, all investments, including optional cash investments and automatic monthly deductions, but excluding dividend reinvestments, will be aggregated.

**	If the investment is applied to purchase shares before the check or attempted automatic monthly deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account (see Question 15).

Reports to Participants

29.	What kind of reports will I receive regarding my participation in the Plan?

You will receive a statement whenever there is activity affecting your Plan account. The statement will confirm each transaction, such as any purchase, sale, transfer, certificate of deposit, certificate of issuance, or dividend reinvestment. Statements will be sent promptly following each transaction. These statements are a record of your Plan account activity showing your cumulative share position and the prices for your purchases and sales of shares under the Plan. The statements will also show the amount of dividends reinvested (if applicable) and any applicable fees charged for your respective transactions during the period. You should retain these statements for tax purposes. The Plan Administrator may charge a fee for duplicate statements.

As a registered shareholder, you will also receive copies of Eaton Annual Reports, proxy statements, notices of annual and special meetings, proxy cards, and if applicable, dividend income and other notices for tax reporting purposes.

If you prefer, and if the Eaton materials are available online, you may consent to receive such materials electronically over the Internet. Instead of receiving materials through the mail, you will receive an electronic notice to your e-mail address of record notifying you of the availability of Eaton materials online and instructing you how to view and act on them.

30.	Where will the Plan Administrator send reports, notices and other communications regarding my participation?

Reports, notices and other communications sent to you under the Plan will be addressed to your last known address as reflected by the Plan Administrator’s records. Therefore, you should notify the Plan Administrator (see Question 4) promptly of any change in your address.

Termination

31.	When and how may I terminate participation in the Plan?

You may terminate participation in the Plan at any time by giving instructions to the Plan Administrator. As soon as practicable following termination, the Plan Administrator will send you a certificate for the whole shares and a check for any fractional share in your Plan account. At your request, the Plan Administrator will alternatively sell all or a portion of such shares and remit to you the proceeds less any applicable fees and transfer taxes (see Question 28). If the Plan Administrator receives your termination request after the record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay any such dividend in cash or reinvest it in shares on your behalf. If the dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to you, less any costs of sale. Any optional cash investments sent to the Plan Administrator prior to your termination request will also be invested unless you expressly request that the optional cash investment be returned and your request is received at least two business days prior to the Investment Date. In every case of termination, your interest in a fractional share will be paid in cash less any applicable fees and any other costs of sale (see Question 28).

32.	Under what circumstances will Eaton terminate my participation in the Plan?

At any time, for any reason and at our discretion, we may instruct the Plan Administrator to terminate your participation in the Plan effective immediately upon mailing a notice to you at your address of record.

The Plan Administrator will automatically terminate your Plan account if you withdraw all of your whole and fractional shares. The Plan Administrator may also terminate your Plan account if your share balance is less than one Eaton common share.

In the event of your death or adjudication of incompetency, the Plan Administrator may terminate your Plan account and distribute the proceeds as described in Question 31. The Plan Administrator will continue to maintain your Plan account, however, until the Plan Administrator receives satisfactory written notice of your death or adjudication of incompetency. In addition the Plan Administrator must receive satisfactory proof of the appointment of a legal representative who is authorized to instruct the Plan Administrator on the termination of your account and receive the proceeds thereof.

Additional Information

33.	What happens if Eaton has a rights offering, issues a stock dividend, or has a stock split?

Your participation in any rights offering, dividend distribution or stock split will be based on the Eaton common shares registered in your name both in certificate and/or book-entry form, and the shares (whole and fractional) credited to your Plan account. Any stock dividend or stock split shares of Eaton common shares issued with respect to both certificate and book-entry (whole and fractional) Eaton common shares will be credited automatically to your Plan account in book-entry form.

34.	How will my Plan shares be voted at a meeting of shareholders?

All Eaton common shares credited to your Plan account will be voted as you direct. If you have shares credited to your Plan account on the record date for a meeting of shareholders, the proxy materials will be sent to you for that meeting. When you submit your executed proxy, either electronically, by telephone or by mail, all of your shares will be voted as directed by you. If you elect, you may vote all of your shares in person at the shareholders’ meeting. If you do not vote your shares in person at the meeting of shareholders or you do not properly submit an executed proxy (whether by telephone, Internet or mail), your shares will not be voted.

35.  What are the Federal income tax consequences of participation in the Plan?

Dividend Reinvestment.   Your dividends reinvested in Eaton shares under the Plan are subject to Federal income taxes just as if you had received them in cash. When the Plan Administrator acquires shares for your account directly from Eaton, you must include in gross income a dividend amount equal to the number of shares purchased multiplied by the per share Market Price on the Investment Date. When the Plan Administrator acquires shares for your account in the open market, you must include in gross income an amount equal to the cash dividends reinvested plus that portion of per share processing fees (including applicable brokerage commissions) allocated to the purchase of your shares and paid by Eaton to the Plan Administrator. Shortly after the end of each year, you will receive a Form 1099-DIV from the Plan Administrator that provides the amount of the above dividend income reported to the Internal Revenue Service. For tax purposes, your cost basis in the Eaton shares purchased for your account will be equal to the dividend you included in gross income on your tax return. Also, your holding period will begin on the day after the Investment Date.

Optional Cash Investment.   If you increase your holdings in Eaton shares by making an optional cash investment or you make an initial investment, your cash payment will be treated as a dividend includible in gross income to the extent the Market Price of the shares on the Investment Date exceeds your optional cash payment (i.e., to the extent the Plan Administrator acquires shares from Eaton at a discount). Your optional cash payment will not be treated as a dividend when the Plan Administrator acquires shares for your account in the open market, except to the extent of per share processing fees (including applicable brokerage commissions) allocated to the purchase of your shares and paid by Eaton to the Plan Administrator. For tax purposes, your cost basis in the additional shares purchased will be equal to your optional cash payment, plus the amount (if any) you included in gross income on your tax return as a dividend. Also, your holding period will begin on the day after the Investment Date.

Gain/Loss Recognition.   You will recognize a tax gain or loss when shares (including fractional shares) are sold or exchanged — either by the Plan Administrator at your request, or by your own action after your withdrawal from the Plan, or after termination of the Plan. The amount of gain or loss you recognize for tax purposes is equal to any difference between the amount of cash you receive for a whole or fractional share and your cost basis in it. Shortly after the end of any year in which you sold shares through the Plan, you will receive a Form 1099-B from the Plan Administrator showing the amount of sales proceeds reported to the Internal Revenue Service.

Withholding Provisions.   Dividends paid on your shares, as well as the proceeds of any sale of your shares in the Plan, may be subject to the “backup withholding” provisions of the Internal Revenue Code. Backup withholding is required if you fail to furnish a properly completed Form W-9 or its equivalent to the Plan Administrator showing your correct taxpayer identification number. Also, if you are a non-resident alien, the Plan Administrator is generally required to withhold U.S. income taxes on dividends paid on your shares held in the Plan. Any U.S. taxes withheld on reinvested dividends will be deducted from each dividend and only the reduced amount will be reinvested in Eaton stock. Where sales proceeds are subject to withholding, the amount of tax withheld will be deducted from the proceeds.

The above summary is for your general information and is not tax advice. It may not reflect your specific tax consequences that result from your participation in the Plan. You should consult with your tax advisor regarding the tax rules that may specifically affect you.

36.	Can the Plan be changed or discontinued?

Although we anticipate maintaining the Plan in its current state, we reserve the right to suspend, modify or terminate the Plan at any time upon notice to Plan participants. If we modify the Plan, we will send notice to you within thirty (30 days) in advance of such modification. If the Plan is suspended or terminated, the Plan Administrator will promptly refund optional cash investments held pending investment. No interest will be paid on these funds. Further your book-entry shares will continue to be credited to your Plan account at the Plan Administrator, unless you request a certificate for the whole shares and a check for any fractional share. As an alternative to issuing certificates in the event of suspension or termination, you can request that the Plan Administrator sell all or part of your book-entry shares. The Plan Administrator will send you a check for the proceeds of the sale, less any applicable fees (see Question 28).

37.	Who bears the risk of market fluctuations in Eaton common shares and participation in the Plan?

Your direct investment in shares credited to your Plan account is no different than your investment in certificated shares. You alone bear the risk of fluctuations in the market value of Eaton common shares. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares. In addition, as a Plan participant, you may lose an advantage otherwise available in being able to select more specifically the timing of your investment or the sale of your shares.

Neither Eaton nor the Plan Administrator provides any advice or makes any recommendations with respect to any purchase or sale transaction you initiate; neither can Eaton or the Plan Administrator guarantee that the value of the shares purchased under the Plan will, at any particular time, be more than your original investment. You need to make independent investment and participation decisions based on your own judgment and research.

Neither Eaton nor the Plan Administrator can guarantee liquidity in the market, thus your investments and the marketability of your securities may be adversely affected by the current market conditions at the time liquidation of your investment is sought.

Shares credited to your Plan account in book-entry form through the Plan are not subject to protection under the Securities Investor Protection Act, the Federal Deposit Insurance Act, or similar insurance or guarantee statute, and neither Plan shares nor cash held pending investment or disbursement with the Plan Administrator or its affiliates are subject to any guarantee.

38.	What are the responsibilities of Eaton and the Plan Administrator under the Plan?

Neither Eaton nor the Plan Administrator will be liable in administering the Plan for any act done in good faith, or for any good-faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to cease reinvestment of dividends for a participant’s account in the event of the participant’s death or adjudication of incompetency prior to receipt of satisfactory written notice of such death or incompetency as described in Question 33, (ii) with respect to the prices at which shares are purchased or sold for a participant’s account or the times when such purchases or sales are made, (iii) with respect to the source from which shares are purchased for participants or (iv) with respect to any fluctuation in the market value after purchase or sale of shares. Government regulation may require the temporary curtailment or suspension of purchases or sales under the Plan. Neither Eaton nor the Plan Administrator will have any liability in connection with any inability to purchase or sell Eaton common shares under the Plan.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. An affiliated broker with The Bank of New York Mellon will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees on shares that are newly issued. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common stock is currently quoted on the New York Stock Exchange under the symbol ETN.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons. We will not grant a request for waiver from an affiliate of Eaton.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission (“SEC”). Documents that we file with the SEC are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document filed with the SEC at the following public reference facilities maintained by the SEC:

Public Reference Room	New York Regional Office	Chicago Regional Office
100 F Street N.E	3 World Financial Center	175 West Jackson Blvd.
Room 1580	Suite 4300	Suite 900
Washington, D.C. 20549	New York, NY 10281-1022	Chicago, IL 60604

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Documents that we file with the SEC are also available on our web site at www.eaton.com. Our common shares are listed on the New York and Chicago stock exchanges, where you can also inspect reports, proxy and information statements and other information about us.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this Prospectus Supplement information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to the SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this Prospectus Supplement. Information contained in documents that we file with the SEC after the date of this Prospectus Supplement may update or supersede information in this Prospectus Supplement and information in documents incorporated by reference.

The following documents, which were filed with the SEC pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2008.

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

(c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

(d) Our Current Reports on Form 8-K filed January 28, 2009 (two filings), March 2, 2009, May 14, 2009 and May 29, 2009.

(f) The description of Eaton common shares contained in the Registration Statement on Form S-3, File No. 333-74355, filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on March 12, 1999.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement. All information appearing in this Prospectus Supplement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Each person to whom this Prospectus Supplement is delivered can obtain from us without charge upon written or telephone request copies of any of the documents incorporated by reference in this Prospectus Supplement (excluding any exhibits to such documents unless the exhibit is specifically incorporated by reference as an exhibit to this Prospectus Supplement). Requests for documents incorporated by reference in this Prospectus Supplement should be directed to Eaton Corporation, Senior Vice President and Secretary, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584; telephone number (216) 523-5000.

USE OF PROCEEDS

We intend to add the proceeds of sales to the general funds of Eaton available for general corporate purposes.

LEGAL OPINION

Mark McGuire, Esq, passed upon the legality of the Eaton common shares offered under this Prospectus. Mr. McGuire presently serves as the General Counsel of Eaton. He is an Eaton shareholder and also holds options to purchase Eaton common shares.

EXPERTS

The consolidated financial statements of Eaton Corporation appearing in Eaton Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Eaton Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Eaton Corporation
Senior Debt Securities
Subordinated Debt Securities
Preferred Shares
Common Shares
Warrants
Units
     We may offer and sell, from time to time, in one or more offerings, senior or subordinated debt securities, preferred shares, common shares and warrants, as well as units that include any of these securities or securities of other entities. The debt securities, preferred shares and warrants may be convertible into or exercisable or exchangeable for common or preferred shares or other securities of the Company or debt or equity securities of one or more other entities. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
     The specific terms of any securities to be offered will be described in a prospectus supplement or term sheet. You should read this prospectus and the accompanying prospectus supplement or term sheet carefully before you invest in our securities.
     The common shares of the Company are listed on the NYSE and the Chicago Stock Exchange and trade under the ticker symbol “ETN”.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 27, 2009.

ABOUT THIS PROSPECTUS
     The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement or other offering materials. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, other offering materials or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus contains a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering and the manner in which they may be offered. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus. If so, the prospectus supplement or term sheet should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement or term sheet, together with additional information described under the heading “Where You Can Find More Information”, before making an investment decision. As used in this prospectus, the terms “we,” “us” and “our” refer to Eaton Corporation.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange and information about us also is available there.
     This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the document listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until our offering of securities has been completed.
•	Annual Report on Form 10-K for the year ended December 31, 2008.
     Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at http://www.eaton.com. The contents of the website are not incorporated by reference into this prospectus. You may also obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:
Eaton Corporation
Eaton Center
1111 Superior Avenue
Cleveland, Ohio 44114-2584
Attn: Shareholder Relations
(216) 523-5000

THE COMPANY
     We are a diversified power management company with 2008 sales of $15.4 billion. We are a global technology leader in: electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. We have approximately 75,000 employees and sells products to customers in more than 150 countries.
     Our operations are categorized into the following five business segments: Electrical, Hydraulics, Aerospace, Truck and Automotive. Prior to January 1, 2008, we reported our businesses in four segments, with the current Hydraulics and Aerospace segments being part of one segment called “Fluid Power.”
     Electrical
     The Electrical segment is a global leader in electrical control, power distribution, uninterruptible power supply (UPS) systems and industrial automation products and services. Products include circuit breakers, switchgear, UPS systems, power distribution units, panelboards, loadcenters, motor controls, meters, sensors and relays. The principal markets for the Electrical segment are industrial, institutional, government, utility, commercial, residential, IT, mission critical and original equipment manufacturer customers. These products are used wherever there is a demand for electrical power in commercial buildings, data centers, residences, apartment and office buildings, hospitals and factories. These customers are generally concentrated in North America, Europe and Asia/Pacific; however, sales are made globally. Sales in the Electrical segment are made directly and indirectly through distributors, resellers, and manufacturers representatives to these customers.
     Hydraulics
     The Hydraulics segment is a worldwide leader in reliable, high-efficiency hydraulic components and systems for use in mobile and industrial markets. We offer a wide range of power products including pumps, motors, hydraulic power units; a broad range of controls and sensing products, including valves, cylinders and electronic controls; a full range of fluid conveyance products, including industrial and hydraulic hose, fittings, and assemblies, thermoplastic hose and tubing, couplings, connectors, and assembly equipment; filtration systems solutions; heavy-duty drum and disc brakes; and golf grips. The principal market segments for Hydraulics include oil and gas, renewable energy, marine, agriculture, construction, mining , forestry, utility, material handling, truck and bus, machine tool, molding, primary metals, power generation, and entertainment. Key manufacturers in these markets and other customers are located globally, and these products are sold and serviced through a variety of channels.
     Aerospace
     The Aerospace segment is a leading global supplier to the commercial and military aviation and aerospace industries. Products include hydraulic power generation systems for aerospace applications, including, pumps, motors, hydraulic power units, hose and fittings, electro-hydraulic pumps and power and load management systems; controls and sensing products, including valves, cylinders, electronic controls, electromechanical actuators, sensors, displays and panels, aircraft flap and slat systems and nose wheel steering systems; fluid conveyance products, including hose, thermoplastic tubing, fittings, adapters, couplings, sealing and ducting; and fuel systems, including fuel pumps, sensors, valves, adapters and regulators. The principal markets for the Aerospace segment are manufacturers of commercial and military aircraft and related after-market customers. These manufacturers and other customers operate globally, and these products are sold and serviced through a variety of channels.
     Truck
     The Truck segment is a leader in the design, manufacture and marketing of a complete line of powertrain systems and components for commercial vehicles. Products include transmissions, clutches and hybrid electric power systems. The principal markets for the Truck segment are original equipment manufacturers and after-market customers of heavy-, medium- and light-duty trucks and passenger cars. These manufacturers and other customers are located globally, and most sales of these products are made directly to these customers.
     Automotive
     The Automotive segment is a leading supplier of critical components that reduce emissions and fuel consumption and improve stability and performance of cars, light trucks and commercial vehicles. Products include superchargers, engine valves and valve actuation systems, cylinder heads, locking and limited slip differentials, transmission controls, engine controls, fuel vapor components, compressor control clutches for mobile refrigeration, fluid connectors and hoses for air conditioning and power steering, decorative spoilers, underhood plastic components, fluid conveyance products including, hose, thermoplastic tubing, fittings, adapters, couplings and sealing products to the global automotive industry. The principal markets for the Automotive segment are original equipment manufacturers and aftermarket customers of light-duty trucks and passenger cars. These manufacturers and other customers are located globally, and most sales of these products are made directly to these customers.
     Our principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, and our telephone number is (216) 523-5000.

USE OF PROCEEDS
     Except as may be described otherwise in a prospectus supplement or term sheet, we will use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include additions to working capital, acquisitions, or the retirement of existing indebtedness via repayment, redemption or exchange.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table shows our ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2008.

	For the Years
	Ended December 31,
	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	5.26	5.16	6.02	7.04	6.78
     For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of consolidated pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries and income (loss) of equity investees, plus (1) amortization of capitalized interest, (2) distributed income of equity investees and (3) fixed charges described below, excluding interest capitalized. “Fixed charges” consist of (1) interest expensed, (2) capitalized interest, (3) amortization of debt issue costs and (4) that portion of rent expense estimated to represent interest. Because we have not had any preferred shares outstanding during the last five years and have, therefore, not paid any dividends on preferred shares, our ratio of earnings to combined fixed charges and preferred share dividends has been the same as the ratio of earnings to fixed charges for each of the above periods.

DESCRIPTION OF DEBT SECURITIES
     We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement or term sheet. Furthermore, since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement or term sheet that is inconsistent with the information below. As used in this section, “we”, “us”, “our” and “our company” refer to Eaton Corporation and not to its subsidiaries, unless the context otherwise requires.
     The debt securities are governed by a document called an “indenture”. An indenture is a contract between us and a financial institution acting as Trustee on your behalf. The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf. Second, the Trustee performs certain administrative duties for us.
     Senior securities will be issued under an indenture dated as of April 1, 1994, as supplemented from time to time (the “Senior Indenture”), which we entered into with Chemical Bank, as trustee (the “Senior Trustee”), and subordinated securities will be issued under a separate indenture (the “Subordinated Indenture”), which we will enter into with a trustee (the “Subordinated Trustee”) if we decide to issue any subordinated securities. The Bank of New York Mellon Trust Company N.A., as successor to JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), is acting as Senior Trustee. The term “Trustee” refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. We will refer to the Senior Indenture and the Subordinated Indenture, as executed, together as the “Indentures” and each, as an “Indenture”. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
     The Indentures and associated documents contain the full legal text of the matters described in this section. The Senior Indenture is filed as an exhibit to the registration statement to which this prospectus is a part. The Subordinated Indenture will be filed as an exhibit to a post-effective amendment to the registration statement at a later time if we decide to issue any subordinated securities.
     Because this section is a summary of the material terms of the Indentures, it does not describe every aspect of the debt securities. This summary is qualified in its entirety by the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section, we use capitalized words to signify terms that are specifically defined in the Indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the Indentures. We also include references in parentheses to certain sections of the Indentures or the Trust Indenture Act. Whenever we refer to particular sections or defined terms of the Indentures, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement or term sheet. Unless otherwise noted, the section numbers refer to the applicable section for both Indentures.
Provisions Applicable to Both the Senior and Subordinated Indentures
General
     The debt securities will be our unsecured obligations. The senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described below under “—Subordinated Indenture Provisions—Subordination”.
     Under the Indentures, we may issue any debt securities offered under this prospectus and the accompanying prospectus supplement or term sheet (“offered debt securities”) and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities.
     With respect to the offered debt securities and any underlying debt securities, you should read the prospectus supplement or term sheet for the following terms and other material terms, which will be established by authority of our Board of Directors or pursuant to an officers’ certificate or a supplement to an Indenture before the issuance of the debt securities:

•	the title of the debt securities and whether they will be senior securities or subordinated securities, including whether securities are convertible securities;

•	the total principal amount of the debt securities and any limit on the total principal amount of debt securities of each series;

•	the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such rate or rates will be determined, the date or dates from which any interest will accrue, if any, or how such date or dates will be determined, the interest payment dates, the record dates for such payments, if any, or how such date or dates will be determined and the basis upon which interest will be calculated, if other than that of a 360-day year or twelve 30-day months;

•	whether the amount of payments of principal of (or premium, if any), or interest on, the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more Currencies, commodities, equity indices or other indices) and how such amounts will be determined;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	if other than U.S. dollars, the Currency or Currencies of the debt securities;

•	if other than denominations of $1,000 in the case of Registered Securities, the denominations in which the offered debt securities will be issued;

•	if not the principal amount of the debt securities, the portion of the principal amount at which the debt securities will be issued and, if not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	the form of the debt securities, if other than a registered global note, including whether the debt securities are to be issuable in permanent or temporary global form, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities, and the terms, if any, upon which you may exchange Bearer Securities for Registered Securities and vice versa (if permitted by applicable laws and regulations);

•	any modifications or additions to the provisions of Article Fourteen of the applicable Indenture described below under “Defeasance and Covenant Defeasance” if that Article is applicable to the debt securities;

•	any changes or additions to the Events of Default or our covenants with respect to the debt securities;

•	the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	whether we or a holder may elect payment of the principal or interest in one or more Currencies other than that in which such debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, that election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which they are stated to be payable and the Currency or Currencies in which they are to be so payable;

•	if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

•	the designation of the Exchange Rate Agent, if applicable;

•	the Person to whom any interest on any Registered Security of the series will be payable, if other than the registered holder at the close of business on the record date, the manner in which, or the Person to whom, any interest on any Bearer Security of the series will be payable, if not upon presentation and surrender of the coupons relating to the Bearer Security as they mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if not in the manner provided in the applicable Indenture;

•	whether and under what circumstances we will pay additional amounts as contemplated by Section 1005 of the applicable Indenture (“Additional Amounts”) in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts (and the terms of any such option);

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	in the case of subordinated securities, any terms modifying the subordination provisions;

•	in the case of convertible securities, any terms by which they may be convertible into common shares;

•	if we issue the debt securities in definitive form, the terms and conditions under which definitive securities will be issued;

•	if we issue the debt securities upon the exercise of warrants, the time, manner and place for them to be authenticated and delivered;

•	the manner for paying principal and interest and the manner for transferring the debt securities; and

•	any other terms of the debt securities that are consistent with the requirements of the Trust Indenture Act.
     For purposes of this prospectus, any reference to the payment of principal of (or premium, if any), or interest on, or interest on debt securities will include Additional Amounts if required by the terms of the debt securities.
     The Indentures do not limit the amount of debt securities that we are authorized to issue from time to time. (Section 301) When a single Trustee is acting for all debt securities issued under an Indenture, those Securities are called the “Indenture Securities.” Each Indenture also provides that there may be more than one Trustee thereunder, each for a series of Indenture Securities. See “Resignation of Trustee” of this prospectus. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term “Indenture Securities” means the series of debt securities for which each respective Trustee is acting. If there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee will apply only to the Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would be treated as if issued under separate indentures.
     The Indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.
     We may issue Indenture Securities with terms different from those of Indenture Securities already issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of that series unless the reopening was restricted when that series was created.
     There is no requirement that we issue debt securities in the future under the Indentures, and we may use other indentures or documentation containing different provisions in connection with future issues of such other debt securities.
     We may issue the debt securities as “original issue discount securities”, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement or term sheet relating to them.
     Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars. If any series of debt securities is sold for, payable in or denominated in one or more foreign Currencies, we will specify applicable restrictions, elections, tax consequences, specific terms and other information in the applicable prospectus supplement or term sheet. For further information regarding foreign currency debt securities, see “—Foreign Currency Risk—Fluctuations and Controls” below.

     Payment of the purchase price of the debt securities must be made in immediately available funds.
     As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency debt securities, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); and provided further that, with respect to debt securities as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.
     “London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.
     “Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich
and in the event the LIBOR Currency is euro, the “Principal Financial Center” is London.
     “LIBOR Currency” means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.
     The authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency debt securities will be set forth in the applicable prospectus supplement or term sheet.
Optional Redemption, Repayment and Repurchase
     The prospectus supplement or term sheet for a debt security will indicate whether we will have the option to redeem the debt security before the stated maturity and the price and date or dates on which redemption may occur. If we are allowed to redeem a debt security, we may exercise the option by notifying the Trustee and the paying agent at least 45 days prior to the redemption date. In the case we elect to redeem less than all of a series of debt securities, we may exercise the option by notifying the Trustee and the paying agent at least 60 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the holders. If a debt security is only redeemed in part, we will issue a new debt security or debt securities for the unredeemed portion.
     The prospectus supplement or term sheet relating to a debt security will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which repayment may occur.
     For a debt security to be repaid at your election, the paying agent must receive, at least 30 but not more than 45 days prior to an optional repayment date, if, in certificated form, such debt security with the form entitled “Option to Elect Repayment” on the reverse of the debt security duly completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company in the United States describing the particulars of the repayment, including a guarantee that the debt security and the form entitled “Option to Elect Repayment” will be received by the paying agent no later than five Business Days after such facsimile or letter. If you present a debt security for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the debt security, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your debt security will be cancelled, and we will issue a new debt security or debt securities for the remaining amount.
     The Depository Trust Company or its nominee will be the holder of each Global Security and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a Global Security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold your interest to notify The Depository Trust Company. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.
     Regardless of anything in this prospectus, if a debt security is an OID Note (as defined below) (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to (i) the issue price specified in the applicable prospectus supplement or term sheet plus (ii) that portion of the difference between the issue price and the principal amount of the debt security that has accrued at the yield to maturity described in the prospectus supplement or term sheet (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an OID Note exceed its principal amount.
     Regardless of anything in this prospectus, if a debt security is an OID Note (as defined below) (other than an Indexed Note), the amount payable in the event of acceleration shall be the portion of principal amount specified in the terms of that series of notes to be due and payable immediately.
     We may at any time purchase debt securities at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any debt securities that we purchase.
Conversion and Exchange
     If you may convert or exchange debt securities for other Securities, the prospectus supplement or term sheet will explain the terms and conditions of such conversion or exchange, including:
•	the conversion price or exchange ratio (or the calculation method);

•	the conversion or exchange period (or how such period will be determined);

•	if conversion or exchange will be mandatory, at your option or at our option;

•	provisions for adjustment of the conversion price or the exchange ratio; and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.
     The terms may also include provisions under which the number or amount of other Securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other Securities as of a time stated in the prospectus supplement or term sheet.
Interest and Interest Rates
General
     Each debt security will begin to accrue interest from the date it is originally issued. The related prospectus supplement or term sheet will specify each debt security as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any spread and/or spread multiplier. For an Indexed Note, the related prospectus supplement or term sheet also will describe the method for the calculation and payment of principal and interest. The prospectus supplement or term sheet for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.
     A debt security may be issued as a Fixed Rate Note or a Floating Rate Note or as a debt security that combines fixed and floating rate terms.
     Interest rates offered with respect to debt securities may differ depending upon, among other things, the aggregate principal amount of debt securities purchased in any single transaction. Debt securities with similar variable terms but different interest rates, as well as debt securities with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of debt securities are subject to change from time to time, but no such change will affect any debt security already issued or as to which an offer to purchase has been accepted.
     Interest on the debt securities denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date other than a Maturity Date (as defined below) to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular debt security is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.
     Fixed Rate Notes
     The prospectus supplement or term sheet for debt securities with a fixed interest rate (“Fixed Rate Notes”) will describe a fixed interest rate payable semiannually in arrears on dates specified in such prospectus supplement or term sheet (each, with respect to Fixed Rate Notes, an “Interest Payment Date”). Unless otherwise specified in a prospectus supplement or term sheet, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, premium, if any, and interest on that debt security will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on Fixed Rate Notes will be paid to holders of record as of each Regular Record Date as determined in the applicable prospectus supplement or term sheet.
     Each interest payment on a Fixed Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.
     Original Issue Discount Notes
     We may issue original issue discount debt securities (including zero coupon debt securities) (“OID Notes”), which are debt securities issued at a discount from the principal amount payable on the Maturity Date. There may not be any periodic interest payments on OID Notes. For OID Notes, interest normally accrues during the life of the debt security and is paid on the Maturity Date. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under “—Optional Redemption, Repayment and Repurchase”. This amount normally is less than the amount payable on the stated maturity date.
     Amortizing Notes
     We may issue amortizing debt securities, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each debt security (“Amortizing Notes”). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related prospectus supplement or term sheet for an Amortizing Note will include a table setting forth repayment information.
     Floating Rate Notes
     Each debt security with a floating interest rate (a “Floating Rate Note”) will have an interest rate basis or formula. That basis or formula may be based on:
•	the CD Rate;

•	the Commercial Paper Rate;

•	LIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate;

•	the Eleventh District Cost of Funds Rate; or

•	another negotiated interest rate basis or formula.
     The prospectus supplement or term sheet will also indicate any spread and/or spread multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.
     We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the prospectus supplement or term sheet, the paying agent will be the calculation agent for each debt security.
     Unless otherwise specified in a prospectus supplement or term sheet, the “Calculation Date”, if applicable, relating to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.
     Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, when available, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.
     Change of Interest Rate. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semiannually, annually or on some other specified basis (each, an “Interest Reset Date”). Unless otherwise specified in a prospectus supplement or term sheet, the Interest Reset Date will be:
•	for debt securities with interest that resets daily, each Business Day;

•	for debt securities (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

•	for debt securities with interest that resets monthly, the third Wednesday of each month;

•	for debt securities with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for debt securities with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable prospectus supplement or term sheet; and

•	for debt securities with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable prospectus supplement or term sheet.
     The related prospectus supplement or term sheet will describe the initial interest rate or interest rate formula on each debt security. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the following Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.
     Date Interest Rate Is Determined. The Interest Determination Date for all CD and CMT Rate Notes is the second Business Day before the Interest Reset Date and for all LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date (unless the LIBOR Currency is Sterling, in which case the Interest Determination Date will be the Interest Reset Date).
     The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

     The Interest Determination Date for all Commercial Paper, Federal Funds and Prime Rate Notes will be the first Business Day preceding the Interest Reset Date.
     The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the applicable rate.
     The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.
     Payment of Interest. Unless otherwise specified in a prospectus supplement or term sheet, interest is paid as follows:
•	for debt securities with interest that resets daily, weekly or monthly, on the third Wednesday of each month;

•	for debt securities with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

•	for debt securities with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable prospectus supplement or term sheet;

•	for debt securities with interest payable annually, on the third Wednesday of the month specified in the applicable prospectus supplement or term sheet (each of the above, with respect to Floating Rate Notes, an “Interest Payment Date”); and

•	at maturity, redemption or repayment.
     Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.
     Interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record at the close of business on each Regular Record Date, as determined in the applicable prospectus supplement or term sheet (whether or not a Business Day) next preceding the applicable Interest Payment Date, unless the issue date falls after a Regular Record Date and on or prior to the related Interest Payment Date, in which case payment will be made to holders of record at the close of business on the Regular Record Date next preceding the second Interest Payment Date following the issue date. If an Interest Payment Date (but not the Maturity Date) is not a Business Day then the Interest Payment Date will be postponed to the next Business Day. However, in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal of, premium, if any, and interest on that debt security will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.
     Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a debt security by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or ..0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).
     CD Rate Notes. The “CD Rate” for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest

Determination Date under the heading “CDs (secondary market)”. The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formula will be calculated.
     The following procedures will be followed if the CD Rate cannot be determined as described above:
•	If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the prospectus supplement or term sheet as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market)”.

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City (which may include an agent or its affiliates) for negotiable U.S. dollar certificates of deposit of major United States money-center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the prospectus supplement or term sheet. The calculation agent, after consultation with us, will select the three dealers referred to above.

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
     “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.
     “H.15 Daily Update” means the daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.
     Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Commercial Paper — Nonfinancial”.
     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:
•	If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper — Nonfinancial”.

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City (which may include an agent or its affiliates) as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization. The calculation agent, after consultation with us, will select the three dealers referred to above.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     “Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D × 360
Money Market Yield	=	360 – (D × M)	×	100
where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.
     LIBOR Notes. On each Interest Determination Date, the calculation agent will determine LIBOR as follows:
•	LIBOR will be the average of the offered rates calculated by the calculation agent, or the offered rate, if the Designated LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the Index Maturity described in the related prospectus supplement or term sheet commencing on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.
     On any Interest Determination Date on which fewer than two offered rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:
•	LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related prospectus supplement or term sheet on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major reference banks (which may include affiliates of the agent) in the London interbank market commencing on the applicable Interest Reset Date to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent, after consultation with us, will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

•	If fewer than two quotations are provided as mentioned above, LIBOR will be the rate calculated by the calculation agent as the average of the rates quoted by three major banks, which may include affiliates of the agent, in the Principal Financial Center at approximately 11:00 A.M., in the Principal Financial Center, on that Interest Determination Date for loans to leading European banks in the LIBOR Currency having the Index Maturity designated in the prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent, after consultation with us, will select the three banks referred to above.

•	If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
     “Designated LIBOR Page” means the display on Reuters (or any successor service) on page LIBOR01 (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.
     Federal Funds Rate Notes. The “Federal Funds Rate” for any Interest Determination Date is the rate as of that date for U.S. dollar federal funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Federal Funds (Effective)”, as such rate is displayed on Reuters (or any successor service) on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”).
     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:
•	If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate as of that Interest Determination Date for U.S. dollar

Federal Funds, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal Funds (Effective)”.
•	If that rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight U.S. dollar Federal Funds arranged by three leading brokers of United States dollar federal funds transactions in New York City as of 9:00 A.M., New York City time, which may include the agent or its affiliates, on the Business Day following that Interest Determination Date. The calculation agent, after consultation with us, will select the three brokers referred to above.

•	If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
     Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in the H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan”.
     The following procedures will be followed if the Prime Rate cannot be determined as described above:
•	If the above rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Page US PRIME 1, as defined below, as that bank’s prime rate or base lending rate in effect as of 11:00 A.M., New York City time on that Interest Determination Date.

•	If fewer than four rates appear on the Reuters Page US PRIME 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks, which may include an agent or its affiliates, in The City of New York selected by the calculation agent, after consultation with us.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
     “Reuters Page US PRIME 1” means the display designated as page “US PRIME 1” on Reuters (or any successor service or any other page as may replace such page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.
     Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity described in the related prospectus supplement or term sheet under the caption “INVESTMENT RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION10”) or on page USAUCTION11 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION11”) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date.
     The following procedures will be followed if the Treasury Rate cannot be determined as described above:
•	if the rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond equivalent yield of the auction rate for the applicable Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

•	if such rate is not so published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond equivalent yield of the auction rate of the applicable Treasury bills announced by the United States Department of the Treasury, or

•	if the rate referred to above is not yet published or announced by the United States Department of the Treasury by 3:00 P.M., New York City time, or if the auction is not held, the Treasury Rate will be the Bond equivalent yield of the auction rate on the applicable Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

•	if such rate is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate will be the rate on the applicable Interest Determination Date of the applicable Treasury bills as published in the H.15 Daily Update, or other recognized electronic sources used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

•	if such rate is not so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond equivalent yield of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers (which may include the agent or its affiliates) selected by the calculation agent, after consultation with us, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet, or

•	if fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
“Bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

D × N
Bond equivalent yield	=	360 – (D × M)	×	100
where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to the number of days in the year, either 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest reset period for which interest is being calculated.
     CMT Rate Notes. The “CMT Rate” for any Interest Determination Date is any of the following rates displayed on the Designated CMT Reuters Page, as defined below, under the caption “... Treasury Constant Maturities ... Federal Reserve Board Release H.15... Mondays Approximately 3:45 p.m.,” under the column for the Designated CMT Maturity Index, as defined below, for:
•	the rate on that Interest Determination Date, if the Designated CMT Reuters Page is FRBCMT; and

•	the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs, if the Designated CMT Reuters Page is FEDCMT.
The following procedures will be followed if the CMT Rate cannot be determined as described above:
•	If the above rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT Rate will be the Treasury Constant Maturities rate for the Designated CMT Maturity Index published in the relevant H.15(519).

•	If the above rate described in the first bullet point is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturities rate for the Designated CMT Maturity Index or other U.S. Treasury rate for the Designated CMT Maturity Index on the interest determination date for the related interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published in the relevant H.155(519);

•	If the information described in the second bullet point is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, reported, according to their written records, by three leading primary U.S. government securities dealers, which we refer to as a “reference dealer” in The City of New York, which may include the agent or another affiliate of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation, or in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as “Treasury notes,” with an original maturity of approximately the Designated CMT Maturity Index, a remaining term to maturity of no more than 1 year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

•	If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding paragraph, the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding paragraph, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time.

•	If three or four, and not five, of the reference dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

•	If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT Rate for that Interest Determination Date will remain the CMT Rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
     “Designated CMT Reuters Page” means the display on Reuters (or any successor service) on the page designated in the applicable prospectus supplement or term sheet (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If not Reuters page is specified in the applicable prospectus supplement or term sheet, the Designated CMT Reuters Page will be FEDCMT, for the most recent week.
     “Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, as specified in the applicable prospectus supplement or term sheet, for which the CMT rate will be calculated. If no maturity is specified in the applicable prospectus supplement or term sheet, the Designated CMT Maturity Index will be two years.
     Eleventh District Cost of Funds Rate Notes. The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on Telerate Page 7058 (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District”.
     The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:
•	If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as

announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.
•	If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
Indexed Notes
     We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes”, are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.
     If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.
Renewable Notes
     We may issue Renewable Notes (“Renewable Notes”) which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet. In addition, we may issue debt securities whose stated Maturity Date may be extended at the option of the holder for one or more periods, as more fully described in the prospectus supplement relating to such securities.
     The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the Maturity Date cannot be renewed.
     If a Renewable Note is represented by a Global Security, The Depository Trust Company or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that The Depository Trust Company or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other Depository Trust Company participant through which it holds an interest in the Note to notify The Depository Trust Company of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through whom it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to The Depository Trust Company or its nominee.
Extendible Notes
     We may issue debt securities whose stated Maturity Date may be extended at our option (an “Extendible Note”) for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet.
     We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective Maturity Date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the Maturity Date) to the registered holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new Maturity Date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.
     However, we may, not later than 20 days prior to the Maturity Date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher spread and/or spread multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or paying agent) to mail notice of such higher interest rate or higher spread and/or spread multiplier to the holder of the Note. The notice will be irrevocable.
     If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective Maturity Date. In order for an Extendible Note to be so repaid on the Maturity Date, we must receive, at least 15 days but not more than 30 days prior to the Maturity Date:
     (1) the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or
     (2) a facsimile transmission, telex or letter from a member of a national securities exchange or FINRA or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however, that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.
     If an Extendible Note is represented by a Global Security, The Depository Trust Company or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that The Depository Trust Company or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify The Depository Trust Company of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to The Depository Trust Company or its nominee.
Additional Mechanics
     Form, Exchange and Transfer
     We may issue debt securities as follows:
•	as Registered Securities;

•	as Bearer Securities (with interest coupons attached unless otherwise stated in the prospectus supplement or term sheet) (Section 201);

•	as both Registered Securities and Bearer Securities;

•	in denominations that are even multiples of $1,000 for Registered Securities and even multiples of $5,000 for Bearer Securities (Section 302); or

•	in global form. See “—Book-Entry Debt Securities.”
     You may have your Registered Securities separated into smaller denominations or combined into larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.” If provided in the prospectus supplement or term sheet, you may exchange your Bearer Securities with all unmatured coupons, except as provided below, and all matured coupons which are in default for Registered Securities of the same series as long as the total principal amount is not changed. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant interest payment dates will be surrendered without the coupon relating to such interest payment dates. Interest will not be payable in respect of the Registered Security issued in exchange for that Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless we specify otherwise in the prospectus supplement or term sheet, we will not issue Bearer Securities in exchange for Registered Securities. (Section 305)
     You may transfer Registered Securities of a series and you may exchange debt securities of a series at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of holders and transferring debt securities. We may designate someone else to perform this function. Whoever maintains the list of registered holders is called the “Security Registrar.” The Security Registrar also will perform transfers. (Section 305)
     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the Security Registrar is satisfied with your proof of ownership. (Section 305)
     If we designate additional transfer agents, we will name them in the accompanying prospectus supplement or term sheet. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
     If we redeem less than all of the Securities of a redeemable series, we may block the transfer or exchange of Securities during the period beginning 15 days before the day we mail the notice of redemption or publish the notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of holders to prepare the mailing. We may also decline to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)
     If the offered debt securities are redeemable, we will describe the procedures for redemption in the accompanying prospectus supplement or term sheet.
     In this “Additional Mechanics” section of this prospectus, “you” means direct holders and not indirect holders of debt securities.
Payment and Paying Agents
     We will pay interest to you, if you are listed in the Trustee’s records as the owner of your debt security at the close of business on a particular day in advance of each due date for interest on your debt security. Interest will be paid to you if you are listed as the owner even if you no longer own the debt security on the interest due date. That particular day is called the “Regular Record Date” and is defined in the prospectus supplement or term sheet. Persons who are listed in the Trustee’s records as the owners of debt securities at the close of business on a particular day are referred to as “holders.” (Section 307) Holders buying and selling debt securities must work out between themselves the appropriate purchase price since we will pay all the interest for an interest period to the holders on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.
     We will deposit interest, principal and any other money due on the debt securities with the Paying Agent that we name in the prospectus supplement or term sheet.
     If you plan to have a bank or brokerage firm hold your securities, you should ask them for information on how you will receive payments. (Section 305)
     If we issue Bearer Securities, unless we provide otherwise in the prospectus supplement or term sheet, we will maintain an office or agency outside the United States for the payment of all amounts due on the Bearer Securities. If we list the debt securities on any stock exchange located outside the United States, we will maintain an office or agency for those debt securities in any city located outside the United States required by that stock exchange.

(Section 1002) We will specify the initial locations of such offices and agencies in the prospectus supplement or term sheet. Unless otherwise provided in the prospectus supplement or term sheet, we will make payment of interest on any Bearer Securities on or before Maturity only against surrender of coupons for such interest installments as they mature. (Section 1001) Unless otherwise provided in the prospectus supplement or term sheet, we will not make payment with respect to any Bearer Security at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, we will make payments of principal of (and premium, if any) and interest on Bearer Securities payable in U.S. dollars at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)
     We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency. (Section 1002)
Events of Default
     You will have special rights if an Event of Default occurs as to the debt securities of your series which is not cured, as described later in this subsection. (Section 501) Please refer to the prospectus supplement or term sheet for information about any changes to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
     What Is an Event of Default? The term “Event of Default” as to the debt securities of your series means any of the following:
•	we do not pay the principal of (or premium, if any) on a debt security of such series on its due date;

•	we do not pay interest on a debt security of such series within 30 days of its due date;

•	we do not make or satisfy any sinking fund payment in respect of debt securities of such series within 30 days of its due date;

•	we remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of such series;

•	we file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur; or

•	there occurs any other Event of Default as to debt securities of the series described in the prospectus supplement or term sheet. (Section 501)
     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture.
     The Trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the Trustee may not withhold notice if the default is in the payment of principal of (or premium, if any), or interest on, the debt securities. (Section 601)
     Remedies if an Event of Default Occurs. If an Event of Default has occurred and we have not cured it, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us (or the Trustee, if the holders give notice) in writing. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series by notifying us (or the Trustee, if the holders give notice) in writing. (Section 502)
     Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 602 and Trust Indenture Act Section 315). If reasonable indemnity is provided, the holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 512) No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default. (Section 511)
     Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:
•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured (Section 507);

•	the holders of 25% in principal amount of all of the debt securities of the relevant series must make a written request that the Trustee take action because of the default (Section 507) and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action (Section 602);

•	the Trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity (Section 507); and

•	the holders of a majority in principal amount of the debt securities must not have given the Trustee a direction inconsistent with the above notice during such 60-day period. (Section 507).
     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 508)
     Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:
•	the payment of principal of, any premium, interest or Additional Amounts on any debt security or related coupon; or

•	in respect of a covenant that under Article Ten of the applicable Indenture cannot be modified or amended without the consent of each holder. (Section 513)
     If your securities are held for you by a bank or brokerage firm, you should consult them for information on how to give notice or direction to the Trustee or make a request of the Trustee and how to make or cancel a declaration of acceleration.
     Each year, we will furnish the Trustee with a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the Indenture and the debt securities, or else specifying any default. (Section 1004)
Merger, Consolidation or Sale of Assets
     Under the terms of the Indentures, we are generally permitted to consolidate or merge with another firm. We are also permitted to sell or transfer our assets substantially as an entirety to another firm. (Section 801) However, we may not take any of these actions unless all of the following conditions are met:
•	where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm must agree to be legally responsible for all obligations under the debt securities and the applicable Indenture (Section 801);

•	the merger, consolidation or sale or transfer of assets substantially as an entirety must not cause a default on the debt securities. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described in this prospectus under “—What Is an Event of Default?” (Section 801);

•	where we merge or consolidate out of existence or sell or transfer our assets substantially as an entirety, the resulting firm (if a corporation) must be a corporation organized under the laws of the United States or any state thereof or the District of Columbia (Section 801);

•	under the Senior Indenture, we may not merge, consolidate or sell or transfer our assets substantially as an entirety if, as a result, any of our property or assets or any property or assets of a Restricted Subsidiary (as defined) would become subject to any mortgage, lien or other encumbrance unless either:

•	the mortgage, lien or other encumbrance could be created pursuant to Section 1009 of such Indenture (see “—Senior Indenture Provisions—Limitation on Liens”) without equally and ratably securing the Indenture Securities or

•	the Indenture Securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance (Section 803);

•	we must deliver certain certificates and documents to the Trustee (Section 801); and

•	we must satisfy any other requirements specified in the prospectus supplement or term sheet.
Modification or Waiver
     There are three types of changes that we can make to the Indentures and the debt securities.
     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. (Section 902) Following is a list of those types of changes:
•	a change of the Stated Maturity of the principal of or interest on a debt security;

•	a reduction of any amounts due on a debt security;

•	a reduction of the amount of principal payable upon acceleration of the Maturity of a Security following a default;

•	an adverse effect on any right of repayment at your option;

•	a change of the place (except as otherwise described in this prospectus) or Currency of payment on a debt security;

•	impairment of your right to sue for payment;

•	with respect to debt securities issued under the Subordinated Indenture, an adverse effect on the right to convert any debt securities as provided in Article 15 of the Subordinated Indenture;

•	a modification of the subordination provisions in the Subordinated Indenture in a manner that is adverse to you as a holder of the Subordinated Securities;

•	a reduction of the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture;

•	a reduction of the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

•	a modification of any other aspect of the provisions of the Indenture dealing with modification and waiver of past defaults (Section 513), the quorum or voting requirements of the debt securities (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture) or provisions relating to the waiver of certain covenants (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture), except to increase any percentage of consents required to amend an Indenture or for any waiver or to add certain provisions that cannot be modified without the approval of each holder under Section 902; or

•	a change of any of our obligations to pay Additional Amounts.
     Changes Requiring a Majority Vote. The second type of change to the Indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of Outstanding debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable Indenture (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture) or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indentures or the Outstanding debt securities listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 902)

     Changes Not Requiring Approval. The third type of change does not require any vote by you as holders of Outstanding debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Outstanding debt securities in any material respect. (Section 901)
     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:
•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement or term sheet; and

•	for debt securities denominated in one or more foreign Currencies or Currency units, we will use the U.S. dollar equivalent.
     Debt securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance.” (Section 101)
     We will generally be entitled to set any day as a record date for the purpose of determining the holders of debt securities that are entitled to vote or take other action under the applicable Indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of debt securities of that series on the record date. (Section 104)
     If your securities are held by a bank or brokerage firm, you should consult them for information on how approval may be granted or denied if we seek to change the applicable Indenture or the debt securities or request a waiver.
     Each Indenture contains provisions for convening meetings of the holders of debt securities issued as Bearer Securities. (Section 1501 of the Senior Indenture and Section 1701 of the Subordinated Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the Outstanding debt securities of that series, upon notice given as provided in the applicable Indenture. (Section 1502 of the Senior Indenture and Section 1702 of the Subordinated Indenture)
     Except for any consent that must be given by the holder of each debt security affected thereby, as described above, the holders of a majority in principal amount of the Outstanding debt securities of a series may adopt any resolution presented at a meeting at which a quorum is present. However, any resolution with respect to any action which the Indenture expressly provides may be taken by a specified percentage less than a majority in principal amount of the Outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by vote of that specified percentage. Any resolution passed or decision taken at any meeting of holders of debt securities of a series in accordance with the applicable Indenture will be binding on all holders of debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding debt securities of a series, except that if any action is to be taken at such meeting which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of that series will constitute a quorum. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)
     Notwithstanding the above, if any action is to be taken at a meeting of holders of debt securities of a series that the applicable Indenture expressly provides may be taken by the holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby or of the holders of such series and one or more additional series:
•	there will be no minimum quorum requirement for that meeting; and

•	the principal amount of the Outstanding debt securities of that series that vote in favor of such action will be taken into account in determining whether that action has been taken under such Indenture. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

Defeasance and Covenant Defeasance
     The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities, unless we specify otherwise in the applicable prospectus supplement or term sheet. (Section 1401)
     Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities (called “defeasance”) if we put in place the following other arrangements for you to be repaid:
•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service (the “IRS”) ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Sections 1402 and 1404) Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds are deposited in trust in exchange for your debt securities, and you would recognize gain or loss on the debt securities at the time of the deposit.
     If we ever accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from the subordination provisions on the subordinated debt securities described later under “Subordination” in this prospectus. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust.
     Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Indentures. These covenants relate to “Limitation on Liens” and “Limitation on Sale and Leaseback Transactions” described in Sections 1009 and 1010, respectively, of the Senior Indenture and are summarized in this prospectus. We can also be released from certain other covenants in the Indentures which may be specified in the prospectus supplement or term sheet if we make the same type of deposit described above. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and debt securities set aside in trust to repay the debt securities. You also would be released from the subordination provisions on the subordinated securities described under “Subordination” in this prospectus. In order to achieve covenant defeasance, we must do the following:
•	deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the Trustee were prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Book-Entry Debt Securities
     We may issue debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary that we identify in a prospectus supplement or term sheet. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each, a “Global Security”). Global Securities will be registered in the name of a financial institution we select, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Security is called the “Depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.
     Special Investor Considerations for Global Securities. Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, your rights relating to a Global Security will be governed by the account rules of your financial institution and of the Depositary, as well as general laws relating to debt securities transfers.
     You should be aware that when we issue debt securities in the form of Global Securities:
•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you must look to your own bank or brokerage firm for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

•	the Depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.
     Special Situations When Global Security Will Be Terminated. In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly through an account at your bank or brokerage firm will be up to you. You must consult your own bank or broker to find out how to have interests in debt securities transferred to your own name, so that you will hold them directly.
     The special situations for termination of a Global Security are:
•	when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); when an Event of Default on the debt securities has occurred and has not been cured; and

•	when and if we decide to terminate a Global Security, subject to the procedures of the Depositary.
     The prospectus supplement or term sheet may list situations for terminating a Global Security that would apply only to the particular series of debt securities covered by the prospectus supplement or term sheet. When a Global Security terminates, the Depositary (and neither we nor the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 302) Unless otherwise provided in the prospectus supplement or term sheet, debt securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.

Resignation of Trustee
     Each Trustee may resign or be removed with respect to one or more series of Indenture Securities, and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities under one of the Indentures, each such Trustee will be a Trustee of a trust separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the “Trustee” may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.
Senior Indenture Provisions
Limitation on Sale and Leaseback Transactions
     Under the terms of the Senior Indenture, we will not, and will not permit any Restricted Subsidiary (as defined) to, sell or transfer any manufacturing plant owned by us or any Restricted Subsidiary with the intention of taking back a lease on such property unless:
•	the sale or transfer of property is made within 120 days after the later of the date of
•	the acquisition of such property,

•	the completion of construction of such property, or

•	the commencement of full operation thereof;
•	such lease has a term, including permitted extensions and renewals, of not more than three years, and it is intended that the use by us or the Restricted Subsidiary of the manufacturing plant covered by such lease will be discontinued on or before the expiration of such term;

•	the amount that we realize from such sale or transfer, together with the value (as defined) of then outstanding Sale and Leaseback Transactions not otherwise permitted by the Senior Indenture and the outstanding aggregate principal amount of mortgage, pledge or lien indebtedness not otherwise permitted by the Senior Indenture, will not exceed 10% of our Consolidated Net Tangible Assets (as defined); or

•	we cause an amount equal to the value (as defined) of the manufacturing plant to be sold or transferred and leased to be applied to the retirement (other than any mandatory retirement) within 120 days of the effective date of such Sale and Leaseback Transaction of either the Indenture Securities or other funded indebtedness which is equal in rank to the Indenture Securities, or both. (Section 1010 of the Senior Indenture)
     These provisions are intended to preserve our assets and to limit our ability to incur leases which effectively constitute indebtedness.
Limitation on Liens
     Under the terms of the Senior Indenture, with certain exceptions, we will not, directly or indirectly, and we will not permit any Restricted Subsidiary to, create or assume any mortgage, pledge or other lien of or upon any of our or their assets unless all of the outstanding Indenture Securities of each series are secured by such mortgage, pledge or lien equally and ratably with any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness will be so secured. Among the exceptions are:
•	the creation of any mortgage or other lien on any of our property or property of any Restricted Subsidiary to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of, the acquisition, the completion of construction or the commencement of full operation of such property; and

•	mortgages or liens on any property that we or any Restricted Subsidiary acquire after the date of the Senior Indenture existing at the time of such acquisition; provided that we incur the secured indebtedness for the purpose of financing all or any part of the acquisition or construction of any such property.
     In addition, we or any Restricted Subsidiary may create or assume any mortgage, pledge or other lien not otherwise permitted by the Senior Indenture for the purpose of securing indebtedness or other obligations so long as the aggregate of all such indebtedness and other obligations then outstanding, together with the value of all outstanding Sale and Leaseback Transactions not otherwise permitted, will not exceed 10% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Indenture)
Definitions
     The Senior Indenture defines the term “Consolidated Net Tangible Assets” as our total assets and those of our consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries, less the following:
•	our current liabilities and those of our consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined;

•	all of our other liabilities and those of our consolidated subsidiaries other than Funded Debt (as defined), deferred income taxes and liabilities for employee post-retirement health plans recognized in accordance with Statement of Financial Accounting Standards No. 106;

•	all of our and our consolidated subsidiaries’ depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose);

•	the book amount of all our and our consolidated subsidiaries’ segregated intangible assets, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense, less unamortized debt premium; and

•	appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries.
     Consolidated Net Tangible Assets is to be determined on a consolidated basis in accordance with generally accepted accounting principles and as provided in the Senior Indenture. (Section 101 of the Senior Indenture)
     The Senior Indenture defines the term “Restricted Subsidiary” as any of our subsidiaries except:
•	any subsidiary substantially all the assets of which are located, or substantially all of the business of which is carried on, outside of the United States and Canada, or any subsidiary substantially all the assets of which consist of stock or other securities of such subsidiary;

•	any subsidiary principally engaged in the business of financing notes and accounts receivable and any subsidiary substantially all the assets of which consist of stock or other securities of such subsidiary; or

•	any subsidiary acquired or organized after the date of the Indenture, unless our Board of Directors has designated it as a Restricted Subsidiary and such designation will not result in the breach of any covenant or agreement in the Senior Indenture. (Section 101 of the Senior Indenture)
     The Senior Indenture defines the term “Funded Debt” as indebtedness for borrowed money owed or guaranteed by us or any of our consolidated subsidiaries, and any other indebtedness which under generally accepted accounting principles would appear as debt on the balance sheet of such corporation, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined. (Section 101 of the Senior Indenture)
     For purposes of Limitation on Liens and Limitation on Sale and Leaseback Transactions, the Senior Indenture defines the term “value” with respect to a manufacturing plant as the amount equal to the greater of:
•	the net proceeds of the sale or transfer of such manufacturing plant; or

•	the fair value of such manufacturing plant at the time of entering into such Sale and Leaseback Transaction, as determined by our Board of Directors.

     This amount is divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to renewal or extension options contained in such lease. (Section 1010 of the Senior Indenture)
Subordinated Indenture Provisions
Subordination
     Article 16 of the Subordinated Indenture provides that the payment of principal of (and premium, if any), and interest on, subordinated securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness. We may make no payment with respect to subordinated securities while a default exists with respect to our Senior Indebtedness.
     The Subordinated Indenture defines “Senior Indebtedness” as:
•	indebtedness of our company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed for money borrowed from banks or other lending institutions and any other indebtedness or obligations of our company evidenced by a bond, debenture, note or other similar instrument, including without limitation, overdrafts, letters of credit issued for our account and commercial paper;

•	any other indebtedness that constitutes purchase money indebtedness for payment of which we are directly or contingently liable (excluding trade accounts payable);

•	any direct or contingent indebtedness or obligation represented by guarantees or instruments having a similar effect that we enter into (whether prior to the date of the Subordinated Indenture or thereafter) with reference to lease or purchase money obligations of a subsidiary or affiliate of our company or any other corporation in which we hold or have an option to purchase 50% or more of the outstanding capital stock; and

•	renewals, extensions and refundings of any indebtedness described in the three bullet points above, unless in any case the terms of the instrument creating or evidencing such indebtedness provide that the indebtedness is on a parity with or is junior to the Subordinated Indebtedness.
     Any indebtedness that becomes indebtedness of our company by operation of merger, consolidation or other acquisition will constitute Senior Indebtedness if that indebtedness would have been Senior Indebtedness had it been issued by us. By reason of this subordination, in the event that we become insolvent, holders of our Senior Indebtedness may receive more, ratably, and holders of Subordinated Indebtedness may receive less, ratably, than our other creditors. The Subordinated Indenture does not limit our ability to issue Senior Indebtedness.
     If this prospectus is being delivered in connection with a series of subordinated debt, the accompanying prospectus supplement or term sheet or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.
The Trustees Under the Indentures
     The Bank of New York Mellon Trust Company N.A., as successor to JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), is the Trustee under the Senior Indenture. We may appoint The Bank of New York Mellon Trust Company N.A. as trustee under the Subordinated Indenture. The Bank of New York Mellon Trust Company N.A. is among the banks with which we maintain ordinary banking relationships.
     In the event that a default occurs under either Indenture, unless the default is cured or waived within 90 days, the provisions of the Trust Indenture Act require that, if The Bank of New York Mellon Trust Company N.A. is Subordinated Trustee, it must resign as Trustee under either the Subordinated Indenture or the Senior Indenture. In such circumstance, we expect that The Bank of New York Mellon Trust Company N.A. would resign as Trustee under the Subordinated Indenture.

Foreign Currency Risks—Fluctuations and Controls
     Debt securities denominated or payable in foreign currencies may entail significant risks. For example, the value of the currencies, in comparison to U.S. dollars, may decline, or foreign governments may impose or modify controls regarding the payment of foreign currency obligations. These events may cause the value of debt securities denominated or payable in those foreign currencies to fall substantially. These risks will vary depending upon the foreign currency or currencies involved and will be more fully described in the applicable prospectus supplement or term sheet.
SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES
General
     Unless otherwise indicated in the applicable prospectus supplement or term sheet, debt securities will be denominated in U.S. dollars, payments of principal of, premium, if any, and interest on debt securities will be made in U.S. dollars and payment of the purchase price of debt securities must be made in immediately available funds. If any debt securities (“Foreign Currency Notes”) are to be denominated or payable in a currency (a “specified currency”) other than U.S. dollars, the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of debt securities set forth in this prospectus and elsewhere in the accompanying prospectus supplement or term sheet.
     A prospectus supplement or term sheet with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus. Any information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.
Currencies
     We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless otherwise indicated in the applicable prospectus supplement or term sheet, purchasers are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the agent who presents such offer to purchase Foreign Currency Notes to us, such agent may be prepared to arrange for the conversion of U.S. dollars into the specified currency set forth in the applicable prospectus supplement or term sheet to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the agents on such terms and subject to such conditions, limitations and charges as the agents may from time to time establish in accordance with their regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.
     Information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable prospectus supplement or term sheet.
Payment of Principal and Interest
     The principal of, premium, if any, and interest on Foreign Currency Notes is payable by us in the specified currency. Currently, banks do not generally offer non-U.S. dollar-denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, a holder of Foreign Currency Notes will be paid in U.S. dollars converted from the specified currency unless the holder is entitled to elect, and does elect, to be paid in the specified currency, or as otherwise specified in the applicable prospectus supplement or term sheet.
     Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by an agent for us specified in the applicable prospectus supplement or term sheet (the “Exchange Rate Agent”) at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.
     Unless otherwise indicated in the applicable prospectus supplement or term sheet, a holder of Foreign Currency Notes may elect to receive payment of the principal of, and premium, if any, and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the regular record date or at least 15 calendar days prior to Maturity Date, as the case may be. This request may be in writing (mailed or hand delivered) or sent by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the specified currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. This election will remain in effect until revoked by written notice to the Trustee, but written notice of any revocation must be received by the Trustee on or prior to the regular record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact their brokers or nominees to determine whether and how an election to receive payments in the specified currency may be made.
     Unless otherwise specified in the applicable prospectus supplement or term sheet, if the specified currency is other than U.S. dollars, a beneficial owner of the related global security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify its participant through which it owns its beneficial interest on or prior to the applicable record date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such beneficial owner’s election. The participant must notify the depositary of such election on or prior to the third Business Day after such record date or at least 12 calendar days prior to the Maturity Date, as the case may be, and the depositary will notify the Trustee of such election on or prior to the fifth Business Day after such record date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the depositary, and by the depositary to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency.
     Principal and interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in this prospectus and the accompanying prospectus supplement or term sheet with respect to debt securities denominated in U.S. dollars. See “Description of Debt Securities — General”. Interest on Foreign Currency Notes paid in the specified currency will be paid by check mailed on an Interest Payment Date other than a Maturity Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of, premium, if any, and interest on Foreign Currency Notes, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid, in the specified currency in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular Foreign Currency Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.
Payment Currency
     If a specified currency is not available for the payment of principal, premium, if any, or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the “Market Exchange Rate”) as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable prospectus supplement or term sheet. Any payment made under these circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the indenture with respect to the debt securities.

     All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.
     AS INDICATED ABOVE, AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES INVOLVES SUBSTANTIAL RISKS, AND THE EXTENT AND NATURE OF SUCH RISKS CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT IN A SECURITY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

DESCRIPTION OF WARRANTS
     The following is a general description of the terms of the warrants we may issue from time to time. This description is subject to the detailed provisions of a warrant agreement to be entered into between us and a warrant agent we select at the time of issue and the description in the prospectus supplement relating to the applicable series of warrants.
     We may issue (either separately or together with other offered securities) warrants to purchase underlying debt securities, preferred shares, common shares or any combination thereof issued by us (“offered warrants”). Such warrants may be issued independently or together with any such securities and may be attached or separate from the securities. We may issue the warrants under separate warrant agreements (each a “warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “warrant agent”), identified in the prospectus supplement. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders of beneficial owners of warrants.
     Because this section is a summary, it does not describe every aspect of the warrants and any of the warrant agreements. We urge you to read any applicable warrant agreement because it, and not this description, defines your rights as a holder of our warrants. We will file any executed warrant agreement with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the warrant agreement.
General
     You should read the prospectus supplement for the material terms of the offered warrants, including the following:
•	The title and aggregate number of the warrants.

•	The title, rank, aggregate principal amount and terms of the underlying debt securities, preferred shares or common shares purchasable upon exercise of the warrants.

•	The principal amount of underlying debt securities, preferred shares or common shares that may be purchased upon exercise of each warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

•	The currency or currencies, including composite currencies, in which the price of such warrants may be payable.

•	The price at which and the currencies, including composite currencies, in which the securities purchaseable upon exercise of such warrants shall commence and the date on which such right will expire.

•	If applicable, the minimum or maximum amount of such warrants which may be exercised at any one time.

•	If applicable, the title, rank, aggregate principal amount and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security.

•	If applicable, the date on and after which such warrants and related securities will be separately transferable.

•	Any optional redemption terms.

•	Whether certificates evidencing the warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

•	Any other material terms of the warrants.
     The prospectus supplement will also contain a discussion of the United States federal income tax considerations relevant to the offering.
     Warrant certificates will be exchangeable for new warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Warrants may be exercised and exchanged and warrants in registered form may be presented for registration of transfer at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or term sheet.
Exercise of Warrants
     Each offered warrant will entitle the holder thereof to purchase the amount of underlying debt securities, preferred shares, common shares or any combination thereof at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date, unexercised warrants will be void.
     Warrants may be exercised by payment to the warrant agent of the applicable exercise price and by delivery to the warrant agent of the related warrant certificate, properly completed. Warrants will be deemed to have been exercised upon receipt of the exercise price and the warrant certificate or certificates. Upon receipt of this payment and the properly completed warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities, preferred shares, common shares or any combination thereof purchased upon exercise.
     If fewer than all of the warrants represented by any warrant certificate are exercised, a new warrant certificate will be issued for the unexercised warrants. The holder of a warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities preferred shares, common shares or other combination thereof purchased upon exercise.
Amendments and Supplements to Warrant Agreement
     We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.
No Rights as Holders of Underlying Debt Securities, Preferred Shares or Common Shares
     Before the warrants are exercised, holders of the warrants are not entitled to payments of principal of, premium, if any, or interest on the related underlying debt securities and dividends on the preferred shares, common shares or any combination thereof, as applicable, or to exercise any rights whatsoever as holders of the underlying debt securities, preferred shares or common shares.

DESCRIPTION OF PREFERRED SHARES
     The following description sets forth the general terms and provisions of the preferred shares. If we offer preferred shares, we will describe the specific designation and rights in a prospectus supplement or term sheet, and we will file a description with the SEC.
General
     Our Board of Directors is authorized without further shareholder action to issue one or more series of up to 14,106,394 preferred shares. The Board of Directors can also determine the number of shares, dividend rates, dividend payment dates and dates from which dividends will be cumulative, redemption rights or prices, sinking fund provisions, liquidation prices, conversion rights and restrictions on the issuance of shares of the same series or any other class or series. As of the date of this prospectus, no preferred shares are issued or outstanding.
     The preferred shares will have the dividend, liquidation, redemption, voting rights and conversion rights set forth below unless otherwise provided in the prospectus supplement or term sheet relating to a particular series of offered preferred shares.
     We will set forth the following terms of the offered preferred shares in the prospectus supplement or term sheet:
•	the title and stated value of the offered preferred shares, the liquidation preference per share and the number of shares offered;

•	the price at which we will issue the offered preferred shares;

•	the dividend rates and dates on which dividends will be payable, as well as the dates from which dividends will commence to cumulate or the method(s) of calculation thereof;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares may be redeemed, in whole or in part, at our option, if we are to have that option;

•	our obligation, if any, to redeem or purchase the offered preferred shares pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered preferred shares will be redeemed or purchased in whole or in part pursuant to such obligation;

•	any rights on the part of the holder to convert the offered preferred shares into our common shares;

•	any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions;

•	the terms of any debt warrants that we will offer together with or separately from the offered preferred shares;

•	the national securities exchanges, if any, upon which the offered preferred shares will be listed;

•	the procedures for any auction or remarketing, if any, of the offered preferred shares; and

•	any other terms of the offered preferred shares.
     The preferred shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account.
     We are subject to certain provisions of Ohio law, each of which may have the effect of delaying, deferring or preventing a change in control of our company. See “Description of Common Shares—Certain Ohio Statutes.”
Dividends
     As a holder of offered preferred shares, you will be entitled to receive cash dividends, when and as declared by the Board of Directors out of our assets legally available for payment, at such rate and on such quarterly dates as will be set forth in the applicable prospectus supplement or term sheet. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by the Board of Directors. Dividends will be cumulative from and after the date set forth in the applicable prospectus supplement or term sheet.
     If we have not paid or declared and set apart for payment full cumulative dividends on any preferred shares for any dividend period or we are in default with respect to the redemption of preferred shares or any sinking fund for any preferred shares, we may not do the following:
•	declare any dividends (except a dividend payable in shares ranking senior to the preferred shares) on, or make any distribution (except as aforesaid) on, the common shares or any of our other shares; or

•	make any payment on account of the purchase, redemption or other retirement of our common shares or any of our other shares except out of the proceeds of the sale of common shares or any other shares ranking junior to the preferred shares.
     If dividends on preferred shares are in arrears, and there will be outstanding shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares, we, in making any dividend payment on account of such arrears, are required to make payments ratably upon all outstanding preferred shares and such other series of preferred shares in proportion to the respective amounts of dividends in arrears on such preferred shares and shares of such other series.
Liquidation Rights
     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the offered preferred shares will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement or term sheet plus all accrued and unpaid dividends. This distribution will be made out of our assets available for distribution to shareholders and will be made before any distribution is made to holders of our common shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to the preferred shares and any of our other shares ranking on a parity with the preferred shares are not paid in full, the holders of those shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of our assets. A consolidation or merger of our company with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of our company.
Redemption
     The offered preferred shares will be redeemable in whole or in part at our option, at the times and at the redemption prices that we set forth in the applicable prospectus supplement or term sheet.
     We may not redeem less than all the outstanding shares of any series of preferred shares unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of such series of preferred shares for all past dividend periods. In addition, all of our matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred shares then outstanding must have been met.
Voting Rights
     The holders of the offered preferred shares are entitled to one vote per share on all matters presented to our shareholders.
     If the equivalent of six quarterly dividends payable on any series of preferred shares are in default, whether or not declared or consecutive, the holders of all outstanding series of preferred shares, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The holders of preferred shares will not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than a majority of the outstanding preferred shares of all series are present in person or by proxy.
     The affirmative vote of the holders of at least two-thirds of the outstanding preferred shares, voting as a single class without regard to series, will be required for any amendment of our Amended Articles of Incorporation or Amended Regulations that will adversely affect the preferences, rights or voting powers of the preferred shares. If not all series of preferred shares would be affected as to their preferences, rights or voting powers, only the consent of holders of at least two-thirds of the shares of each series that would be affected, voting separately as a class, will be required. A two-thirds vote is also required to issue any class of stock that will have preference as to dividends or distribution of assets over any outstanding series of preferred shares.
     The affirmative vote of the holders of a majority of the outstanding preferred shares will be necessary to increase the authorized number of preferred shares or to authorize any shares ranking on a parity with the preferred shares. The Regulations may be amended to increase the number of directors, without the vote of the holders of outstanding preferred shares.
Conversion Rights
     We will state in the prospectus supplement or term sheet for any series of offered preferred shares whether shares in that series are convertible into common shares. Unless otherwise provided in the applicable prospectus supplement or term sheet, if a series of preferred shares is convertible into common shares, holders of convertible preferred shares of that series will have the right, at their option and at any time, to convert any of those convertible preferred shares in accordance with their terms. However, if that series of convertible preferred shares is called for redemption, the conversion rights pertaining to such series will terminate at the close of business on the date before the redemption date.
     Unless we specify otherwise in the applicable prospectus supplement or term sheet, the conversion rate is subject to adjustment in certain events, including the following:
•	the issuance of common shares or capital shares of any other class as a dividend or distribution on the common shares;

•	subdivisions and combinations of the common shares;

•	the issuance of certain rights or warrants to all holders of common shares entitling those holders to subscribe for or purchase common shares, or securities convertible into common shares, within the period specified in the prospectus supplement or term sheet at less than the current market price as defined in the Certificate of Designations for such series of convertible preferred shares; and

•	the distribution of evidences of indebtedness or assets or rights or warrants to all holders of common shares (excluding cash dividends, distributions, rights or warrants, referred to above).
     No adjustments in the conversion rate will be made as a result of regular quarterly or other periodic or recurrent cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect or a period of three years will have elapsed from the date of occurrence of any event requiring any such adjustment; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. We reserve the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as we, in our discretion, determine to be advisable in order that certain stock-related distributions or subdivisions of the common shares hereafter made by us to our shareholders will not be taxable. Except as stated above, the conversion rate will not be adjusted for the issuance of common shares or any securities convertible into or exchangeable for common shares, or securities carrying the right to purchase any of the foregoing.
     In the case of:
•	any reclassification or change of the common shares,

•	a consolidation or merger involving our company, or

•	a sale or conveyance to another corporation of the property and assets of our company as an entirety or substantially as an entirety, as a result of which holders of common shares will be entitled to receive stock, securities, or other property or assets, including cash, with respect to or in exchange for such common shares, the holders of the convertible preferred shares then outstanding will be entitled thereafter to convert those convertible preferred shares into the kind and amount of shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had those convertible preferred shares been converted into common shares immediately prior to the reclassification, change, consolidation, merger, combination, sale or conveyance.

DESCRIPTION OF COMMON SHARES
     The following is a summary of the material provisions concerning the common shares contained in our Amended Articles of Incorporation (“Articles”) and our Amended Regulations (“Regulations”), as affected by debt agreements. Reference is made to such Articles and Regulations, which we have filed with the SEC. See “Where You Can Find More Information” in this prospectus for information on how to obtain a copy of the Articles and Regulations. Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange.
Authorized Number
     The Articles authorize the issuance of up to 500,000,000 common shares. Common shares issued and outstanding totaled 165.2 million as of January 31, 2009. The outstanding common shares are fully paid and non-assessable, and shareholders are not subject to any liability for calls and assessments. The Articles also authorize the issuance of up to 14,106,394 preferred shares. Currently, there are no preferred shares issued and outstanding.
Dividends
     Holders of common shares may receive dividends that our Board of Directors declares.
Voting Rights
     Each common share entitles the holder to one vote. Directors are elected by cumulative voting, which means that each common share entitles the holder to the number of votes equal to the number of directors to be elected. All votes in respect of such common share may be cast for one or more of the directors to be elected. Cumulative voting may have the effect of increasing minority shareholders’ representation on the Board of Directors.
     The Articles provide that action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, except in each case as is otherwise provided in the Articles or Regulations. The Articles and Regulations provide for a voting proportion, which is different from that provided by statutory law, in order for shareholders to take action in certain circumstances, including the following:
     (1) two-thirds vote required to fix or change the number of directors;
     (2) two-thirds vote required for removal of directors;
     (3) fifty percent of the outstanding shares required to call a special meeting of shareholders;
     (4) two-thirds vote required to amend the Regulations without a meeting;
     (5) two-thirds vote required to amend the provisions described in items (1) and (4) above and this provision, unless such action is recommended by two-thirds of the members of the Board of Directors;
     (6) two-thirds vote required to approve certain transactions, such as the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business, or the consolidation of the Company or its merger into another corporation, or certain other mergers and majority share acquisitions; and
     (7) two-thirds vote required to amend the provisions described in item (6) above, or this provision.
     The requirement of a two-thirds vote in certain circumstances may have the effect of delaying, deferring or preventing a change in control of our Company.
Liquidation Rights
     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred shares are entitled, if any such preferred shares are then outstanding, the holders of the common shares are entitled to share pro rata in our assets remaining for distribution to shareholders.

Miscellaneous Rights, Listing and Transfer Agents
     Our common shares have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.
     Our outstanding common shares are listed on the New York Stock Exchange. The Bank of New York Mellon Corporation is the transfer agent and registrar for our common shares.
Classification of Board of Directors
     Our Board of Directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified board of directors, where cumulative voting is in effect, is to require the votes of more shares to elect one or more members of the Board of Directors than would be required if the Board of Directors were not classified. Additionally, the effect of a classified board of directors may be to make it more difficult to acquire control of our company.
Certain Ohio Statutes
     Various laws may affect the legal or practical ability of shareholders to dispose of shares of our company. Such laws include the Ohio statutory provisions described below.
     Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder’s share acquisition date.
     The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations, or other transactions that would increase the proportion of shares held by the interested shareholder.
     After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things:
•	the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by the interested shareholder); or

•	the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.
     The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder’s acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.
     Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either of the following:
•	that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation; or

•	such person’s purpose was not to increase any profit or decrease any loss in the stock, and the proposal did not have a material effect on the market price or trading volume of the stock.
     Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.
Control Share Acquisition Act
     We are also subject to Ohio’s Control Share Acquisition Act (Ohio Revised Code 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which our company meets, only if such person has submitted an “acquiring person statement” and the proposed acquisition has been approved by the vote of a majority of the shares of the corporation represented at a special meeting called for such purpose and by a majority of such shares of the corporation excluding “interested shares,” as defined in Section 1701.01 of the Ohio Revised Code.

UNITED STATES FEDERAL TAXATION
     The following summary describes, subject to the limitations set forth below, the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of debt securities and equity securities described in this prospectus. Except where noted, this discussion addresses only debt securities and equity securities purchased by investors at original issue for their issue price and held as capital assets and does not address certain types of securities described in this prospectus as further explained below. The applicable prospectus supplement or term sheet will contain a discussion of any special U.S. federal income tax considerations in respect of those types of securities.
     This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, the IRS rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. The discussion below does not address all of the U.S. federal income tax consequences that may be applicable to a holder of a security nor does this discussion describe certain tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, financial institutions, partnerships, life insurance companies, tax-exempt organizations, persons holding a debt security as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a “synthetic security” or other integrated investment comprised of a debt security or equity security and one or more other investments, United States persons (as defined below) whose functional currency is other than the U.S. dollar, or to certain U.S. expatriates. This discussion applies only to debt securities issued in registered form, and except where noted, this discussion does not describe tax consequences to subsequent purchases of debt securities or equity securities.
     The U.S. federal income tax consequences of purchasing, holding or disposing of a particular security will depend, in part, on the particular terms of such security as set forth in the applicable prospectus supplement or term sheet. The U.S. federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Foreign Currency Notes (other than Single Foreign Currency Notes, as defined below), Amortizing Notes, Bearer Securities, Floating Rate/Fixed Rate Notes, Indexed Notes, Renewable Notes, Extendible Notes, Notes (as defined below) paired with warrants, common shares, preferred shares, warrants, units and convertible securities referred to in this prospectus will be set out in the applicable prospectus supplement or term sheet. Persons considering the purchase of one or more securities should consult their independent tax advisors concerning the application of U.S. federal income tax law to their particular situations, as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction, and about any potential tax law changes and the effects applicable to them.
     For purposes of the following discussion, “United States person” means an individual who is a citizen or resident of the United States, an estate subject to U.S. federal income taxation without regard to the source of its income, a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or a trust if a valid election to be treated as a United States person, as defined in the Code, is in effect with respect to such trust or both:
•	a court within the United States is able to exercise primary supervision over the administration of the trust, and

•	one or more United States persons have the authority to control all substantial decisions of the trust.
     If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the security, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of security that is a partnership and partners in such partnership should consult their independent tax advisors.

United States Holders
     The following discussion pertains only to a holder that is a beneficial owner of a debt security (a “Note”) or an equity security described in this prospectus and that is a United States person (a “U.S. holder”).
     Payments of Interest on Notes
     Except as discussed below under “OID Notes” and “Short-Term Notes,” payment of interest on a Note will be taxable to a U.S. holder as ordinary interest income at the time it is accrued or received in accordance with the holder’s method of tax accounting. Special rules relating to OID Notes, Notes with floating interest rates, Notes denominated in a foreign currency or containing certain other provisions are described below.
     OID Notes
     The following summary is a general description of U.S. federal income tax consequences to holders of Notes issued with original issue discount (“OID Notes”) and is based on the provisions of the Code and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the “OID Regulations”).
     For U.S. federal income tax purposes, “original issue discount” is the excess of the stated redemption price at maturity of an OID Note over its issue price, if such excess is greater than or equal to a de minimis amount (generally 1/4 of 1% of the OID Note’s stated redemption price at maturity multiplied by the number of complete years to maturity from its issue date). The issue price of OID Notes that are issued for cash will be equal to the first price at which a substantial amount of such Notes is sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of an OID Note is the sum of all payments provided by the OID Note, other than payments of qualified stated interest. Under the OID Regulations, “qualified stated interest” includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, a holder of an OID Note will be required to include original issue discount in ordinary income as it accrues before the receipt of any cash attributable to such income, regardless of such holder’s regular method of accounting for U.S. federal income tax purposes. Special rules for certain floating rate Notes are described below under “Variable Rate Notes.” A holder of an OID Note with de minimis original issue discount will include any de minimis original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on such Note.
     The amount of original issue discount includible in income by the initial holder of an OID Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note (“accrued original issue discount”). Generally, the daily portion of the original issue discount is determined by allocating to each day in any “accrual period” a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the “accrual periods” for an OID Note may be selected by each holder, may be of any length, and may vary in length over the term of an OID Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess, if any, of:
•	the product of an OID Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over

•	the amount of qualified stated interest, if any, payable on such OID Note and allocable to such accrual period.
     The “adjusted issue price” of an OID Note at the beginning of any accrual period generally is the sum of the issue price (including accrued interest, if any) of an OID Note plus the accrued original issue discount allocable to all prior accrual periods, reduced by any prior payment on the OID Note other than a payment of qualified stated interest. As a result of this “constant yield” method of including original issue discount income, a holder of an OID Note generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     If a holder’s tax basis in an OID Note immediately after purchase exceeds the adjusted issue price of the OID Note (the amount of such excess is considered “acquisition premium”) but is not greater than the stated redemption price at maturity of such OID Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the acquisition premium properly allocable to such year.
     If a holder purchases an OID Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the “bond premium” rules discussed below. See “Amortizable Bond Premium.” If a holder has a tax basis in an OID Note that is less than the adjusted issue price of such Note, the difference may be subject to the market discount provisions discussed below. See “Market Discount.”
     Variable Rate Notes
     In general, under Treasury Regulations, stated interest on certain floating rate Notes that qualify as “Variable Rate Notes” will be taxable to a U.S. holder when accrued or received in accordance with the U.S. holder’s method of tax accounting. For this purpose, a Variable Rate Note is a Note that
     (1) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of:
(a)	the product of:
•	the total noncontingent principal payments;

•	the number of complete years to maturity from the issue date; and

•	0.015; or
(b)	15 percent of the total noncontingent principal payments; and
     (2) does not provide for stated interest other than stated interest compounded or paid at least annually at:
(a)	one or more “qualified floating rates”;

(b)	a single fixed rate and one or more qualified floating rates;

(c)	a single “objective rate”; or

(d)	a single fixed rate and a single objective rate that is a “qualified inverse floating rate.”
     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a “current value” of that rate. A “current value” of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.
     A variable rate is a “qualified floating rate” if
     (1) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated; or
     (2) it is equal to the product of such a rate and either:
(a)	a fixed multiple that is greater than 0.65 but not more than l.35; or

(b)	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.
     If a Note provides for two or more qualified floating rates that:
•	have values within 0.25 percentage points of each other on the issue date; or

•	can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.
     An “objective rate” is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note’s term. An objective rate is a “qualified inverse floating rate” if:
•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.
     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and:
•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate, then the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.
     Under these rules relating to variable rate debt instruments, CD Rate Notes, Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes, Prime Rate Notes, Treasury Rate Notes, CMT Rate Notes and Eleventh District Cost of Funds Rate Notes generally will be treated as Variable Rate Notes.
     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the Variable Rate Note is qualified stated interest. The amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Variable Rate Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period, as described in the previous sentence.
     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals on the Variable Rate Note are generally determined by:
•	determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Variable Rate Note);

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	making the appropriate adjustments for actual variable rates during the applicable accrual period.
     If a Variable Rate Note provides for stated interest, either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note, as of the issue date, would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.
     Single Foreign Currency Notes
     The following summary relates to Notes (“Single Foreign Currency Notes”) on which all payments that a holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency. “Foreign Currency” means a currency or currency unit, other than a hyperinflationary currency as defined in the Code, or the U.S. dollar.
     The amount required to be included in income by a cash basis holder upon receipt of an interest payment (representing a payment of qualified stated interest) denominated in or determined with reference to a single Foreign Currency, will be the U.S. dollar value of the amount paid (determined on the basis of the “spot rate” on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.
     Except in the case of a Spot Rate Convention Election (as defined below), a holder of a Single Foreign Currency Note who uses the accrual method of accounting or is otherwise required to accrue interest income prior to receipt will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each business day of such period (or such other average exchange rate that is reasonably derived and consistently applied by the holder). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or exchange of a Single Foreign Currency Note), such holder will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of the Foreign Currency received (determined on the basis of the “spot rate” on the date such payment is received) or, in the case of interest received in U.S. dollars rather than in Foreign Currency, the amount so received and the U.S. dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.
     A holder may elect (a “Spot Rate Convention Election”) to translate accrued interest into U.S. dollars at the “spot rate” on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the “spot rate” on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, an electing holder may instead translate such accrued interest into U.S. dollars at the “spot rate” on the day of receipt. Any such election will apply to all debt instruments held by the United States person at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States person and cannot be revoked without the consent of the IRS.
     For purposes of this discussion, the “spot rate” generally means a rate that reflects a fair market rate of exchange available to the public for currency under a “spot contract” in a free market and involving representative amounts. A “spot contract” is a contract to buy or sell a currency on the nearest conventional settlement date, generally two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the IRS has the authority to determine the spot rate.
     Original issue discount on a Single Foreign Currency Note that is also an OID Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. Likewise, upon receipt of payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of an OID Note), a holder will recognize exchange gain or loss to the extent of the difference between such holder’s basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the IRS. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as the payment of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.
     Treasury Regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a foreign currency debt security to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of a foreign currency debt security, you should consult with your independent tax advisors to determine the tax return and disclosure obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).
     Short-Term Notes
     In general, an individual or other cash method holder of a Note that matures one year or less from the date of its original issuance (a “Short-Term Note”) is not required to accrue original issue discount on such Note unless it has elected to do so. For purposes of determining whether a Note is a Short-Term Note, the Note matures on the last possible date it could be outstanding under its terms. Holders who report income for U.S. federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue “acquisition discount” in lieu of original issue discount) and stated interest (if any) on such Note. “Acquisition discount” is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder’s tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required, and does not elect, to accrue original issue discount or acquisition discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of such sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).
     In the case of a Short-Term Note that is also a Single Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Single Foreign Currency Note held by a holder on the accrual basis. A holder which is not required to, and which does not elect to, accrue original issue discount, or acquisition discount, will determine exchange gain or loss with respect to accrued original issue (or acquisition) discount on a sale, exchange, retirement or on maturity of a Short-Term Note in the same manner that a cash basis holder would account for interest income on a Single Foreign Currency Note.
     The market discount rules will not apply to a Short-Term Note.
     Market Discount
     If a holder purchases a Note (other than an OID Note or a Short-Term Note) for an amount that is less than its stated redemption price at maturity, or purchases an OID Note for less than its “revised issue price” (as defined under the Code) as of the purchase date, the amount of the difference will be treated as “market discount” unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment on (or, in the case of an OID Note, any payment that does not constitute qualified stated interest), or any gain realized on the sale, exchange or retirement of, a Note as ordinary interest income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a holder who purchases a Note with market discount may be required to defer the deduction of all, or a portion, of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note, or its earlier disposition in a taxable transaction.
     Market discount is considered to accrue ratably during the period from the date of acquisition to the stated maturity date of a Note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income (generally as ordinary income) currently as it accrues, in which case the rules described above regarding the deferral of interest deductions and ordinary income treatment upon disposition or partial principal payment will not apply. Such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.
     With respect to a Single Foreign Currency Note, market discount is determined in the applicable Foreign Currency. In the case of a holder who does not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. In the case of a holder who elects current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. Such an electing holder will recognize exchange gain or loss with respect to accrued market discount under the same rules that apply to accrued interest on a Single Foreign Currency Note received by a holder on the accrual basis.
     Amortizable Bond Premium
     Generally, if a holder’s tax basis in a Note held as a capital asset exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that the holder may elect to amortize as an offset to interest income on the Note under the constant interest rate method over the period from the holder’s acquisition date to the Note’s stated maturity date. Any such election will apply to all debt instruments held by and acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special rules apply with respect to Single Foreign Currency Notes. If a holder elects to amortize the premium, the holder will be required to reduce such holder’s tax basis in the Note by the amount of the premium amortized during the holding period. If a holder does not elect to amortize premium, the amount of premium will be included in such holder’s tax basis in the Note. Therefore, if a holder does not elect to amortize premium and holds the Note to maturity, such holder generally will be required to treat the premium as capital loss when the Note matures.
     Constant Yield Election
     Under the OID Regulations, a holder of a Note may elect to include in income all interest that accrues on such Note using the constant yield method (a “constant yield election”). For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to constant yield elections made with respect to Notes issued with amortizable bond premium or market discount, including that a holder would be deemed, by virtue of making such constant yield election, to have made an election to amortize bond premium or accrue market discount, as separately described above. Once made with respect to a Note, the constant yield election cannot be revoked without the consent of the IRS. Holders considering a constant yield election should consult their independent tax advisors.
     Purchase, Sale, Exchange or Retirement of Notes
     A holder’s tax basis in a Note generally will be the U.S. dollar cost of the Note to such holder (which, in the case of a Note purchased with Foreign Currency, will be determined by translating the purchase price at the spot rate on the date of purchase or, in the case of a Note that is traded on an established securities market as defined in applicable Treasury Regulations, on the settlement date if the holder is a cash basis taxpayer or an accrual basis taxpayer that so elects), increased by any original issue discount, market discount or acquisition discount previously included in the holder’s gross income (as described below), and reduced by any amortized bond premium, taken into account by the holder and any principal payments and payments of stated interest that are not payments of qualified stated interest received by the holder.
     Upon the sale, exchange or retirement of a Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the U.S. dollar value of the amount realized in a Foreign Currency at the spot rate on the date of the sale, exchange or retirement or, in the case of a Note that is traded on an established securities market as defined in applicable Treasury Regulations, on the settlement date if the holder is a cash basis taxpayer or an accrual basis taxpayer that so elects), except to the extent such amount is attributable to accrued but unpaid interest, and the holder’s tax basis in the Note. Except with respect to:
•	gains or losses attributable to changes in exchange rates (as described in the next paragraph);

•	gains attributable to market discount; and

•	gains on the disposition of a Short-Term Note;
gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.
     Gain or loss recognized by a holder on the sale, exchange or retirement of a Single Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the IRS. Gain or loss attributable to changes in exchange rates is recognized on the sale, exchange or retirement of a Single Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.
     Exchange of Foreign Currency
     A U.S. holder’s tax basis in Foreign Currency purchased by the holder generally will be the U.S. dollar value thereof at the spot rate on the date such Foreign Currency is purchased. A holder’s tax basis in Foreign Currency received as interest on, or on the sale, exchange or retirement of, a Single Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time such Foreign Currency is received. The amount of gain or loss recognized by a holder on a sale, exchange or other disposition of Foreign Currency will be equal to the difference between:
•	the amount of U.S. dollars, the U.S. dollar value at the spot rate of the Foreign Currency, or the fair market value in U.S. dollars of the property received by the holder in the sale, exchange or other disposition; and

•	the holder’s tax basis in the Foreign Currency.
     Accordingly, a holder that purchases a Note with Foreign Currency will recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in the Foreign Currency and the U.S. dollar value at the spot rate of the Foreign Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.
     Subsequent Interest Periods and Extension of Maturity
     If so specified in the prospectus supplement or term sheet relating to a Note, we may have the option:
•	to reset the interest rate, in the case of a Fixed Rate Note, or to reset the spread, the spread multiplier or other formulas by which the interest rate basis is adjusted, in the case of a Floating Rate Note; and/or

•	to extend the maturity of such Note.

     See “Description of Debt Securities — Interest and Interest Rates” and “Description of Debt Securities — Extendible Notes.” The treatment of a holder of Notes with respect to which such an option has been exercised who does not elect to have us repay such Notes will depend on the terms established for such Notes by us pursuant to the exercise of such option (the “revised terms”). Depending on the particular circumstances, such holder may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for nonrecognition of gain or loss.
     Notes Subject to Contingencies Including Optional Redemption
     In general, the following rules apply if a Note provides for an alternative payment schedule applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and one of such payment schedules is more likely than not to occur or the Note provides us or the holder with an unconditional option or options exercisable on one or more dates during the term of the Note. If based on all the facts and circumstances as of the issue date a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, then, in general, the yield and maturity of the Note are computed based on this payment schedule.
     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if we have or the holder has an unconditional option or options that, if exercised, would require payments to be made on the Notes under an alternative payment schedule or schedules, then (i) in the case of an option or options exercisable by us, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the stated maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount at maturity.
     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a “change in circumstances”) then, except to the extent that a portion of the Note is repaid as a result of a change in circumstances and solely for purposes of the accrual of original issue discount, the Note is treated as retired and then reissued on the date of the change in circumstances for an amount equal to the Note’s adjusted issue price on that date.
     In addition, the OID Regulations contain other rules for projecting payments and determining the timing, character and amount of income, gain and loss to holders of debt instruments not described above that provide for contingent payments, including certain Notes (other than Variable Rate Notes) that provide for floating or contingent interest. Potential investors in Notes with contingent payment features should review the applicable prospectus supplement or term sheet for a discussion of their U.S. federal income tax treatment.
Common Shares
     In general, if distributions are made on our common shares to a U.S. holder, these distributions will be included in income of that U.S. holder as dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated as a nontaxable return of capital that reduce a U.S. holder’s adjusted tax basis in the common shares and thereafter as capital gain. Subject to certain limitations and requirements, dividend income received by U.S. holders that are corporations will be eligible for a dividends received deduction and there may be reduced rate provisions in effect for dividends received by U.S. holders that are individuals.
     A U.S. holder will recognize gain or loss upon the sale, exchange, or other taxable disposition of our common shares in an amount equal to the difference between (1) the amount of cash and the fair market value of any other property received in exchange for such common shares and (2) the U.S. holder’s tax basis in the common shares. Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder has held the common shares for more than one year. Long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitations.
     The U.S. federal income tax consequences of the purchase, ownership or disposition of our equity securities (other than our common shares) will depend on various factors, including their terms, conversion or exchange features, issue price and redemption provisions. U.S. holders should review the applicable prospectus supplement or term sheet for a discussion of the U.S. federal income tax treatment to U.S. holders of any such equity securities.
Non-United States Holders
     The following discussion applies only to a holder that is a beneficial owner of a Note or our common shares described in this prospectus and that is not a United States person (a “non-U.S. holder”). Special U.S. federal income tax rules may apply to certain non-U.S. holders, such as controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an income tax treaty with the United States.
Interest and OID on Notes
     Subject to the discussion of backup withholding below, payments of principal and interest (including original issue discount) by us or our agent (in its capacity as such) to any non-U.S. holder not engaged in a trade or business in the United States will generally not be subject to U.S. federal withholding tax under the “portfolio interest” exception, provided that, in the case of interest (including original issue discount):
     (1) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
     (2) such holder is not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership;
     (3) such holder is not a bank receiving interest described in Code Section 881(c)(3)(A); and
     (4) neither we nor our agent has actual knowledge or reason to know that such holder is a United States person, and either:
     (a) the beneficial owner of the Note certifies to us or our agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8BEN or a suitable substitute); or
     (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) certifies to us or our agent, under penalties of perjury (which certification can be made on IRS Form W-8IMY or a suitable substitute), that it is a “qualified intermediary” and that the certification described in clause (4)(a) above has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner.
     In the case of Notes held by a foreign partnership or foreign trust:
•	the certification described in clause (4)(a) above must be provided by the partners or beneficiaries rather than by the foreign partnership or foreign trust; and

•	the partnership or trust must provide certain information, including a United States taxpayer identification number (which certification can be made on IRS Form W-8IMY or a suitable substitute) and such other information as may be required if such foreign partnership (or foreign trust) is a withholding foreign partnership (or withholding foreign trust) that has entered into a qualified intermediary or similar agreement with the IRS.
A look-through rule would apply in the case of tiered partnerships.
     If a non-U.S. holder of a Note fails to satisfy the requirements of the “portfolio interest” exception described above, payments of interest (including original issue discount) made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless another exemption applies and such holder complies with IRS certification requirements. In general, the exemption or reduced rate pursuant to an income tax treaty applies only if the non-

U.S. holder provides a properly completed IRS Form W-8BEN or other documentation as may be prescribed by the IRS claiming benefits under an applicable income tax treaty. Any prospective investor who cannot satisfy the portfolio interest requirements described above should consult its independent tax advisor prior to making an investment in the Notes. In addition, an exemption from U.S. withholding tax is available for interest on a Note held by a non-U.S. holder not engaged in a trade or business in the United States if the Note matures not later than 183 days after the date of its original issue. Moreover, if a change in circumstances makes information set forth on IRS Form W-8 incorrect, then the non-U.S. holder must provide new documentation generally within thirty days.
     If a non-U.S. holder of a Note is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from U.S. federal withholding tax (by reason of the delivery of a properly completed IRS Form W-8ECI or a suitable substitute), will be subject to U.S. federal income tax on such interest (including original issue discount) in the same manner as if the non-U.S. holder were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as defined in the Code, for the taxable year, subject to adjustments, unless reduced under an applicable income tax treaty.
     Dividends
     In general, dividends paid to a non-U.S. holder in respect of common shares will be subject to U.S. withholding tax at a 30% rate. However, dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder are not subject to withholding tax so long as a properly completed IRS Form W-8ECI is provided by the non-U.S. holder. Rather, dividends so connected will be subject to U.S. federal income tax in the same manner as if the non-U.S. holder was a U.S. person and, if received by a non-U.S. holder that is a corporation, would also be subject to an additional branch profits tax at a 30% rate unless reduced under an applicable income tax treaty.
     The 30% withholding rate may be reduced if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder of our common shares will be required to provide a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements. A non-U.S. holder of our common shares that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its independent tax advisor as to its entitlement to benefits under a relevant income tax treaty.
     Sale or Exchange
     Subject to the discussion of “backup” withholding below, any capital gain realized upon the sale, exchange or retirement of a Note or common shares by a non-U.S. holder will not be subject to U.S. federal income or withholding taxes unless:
•	such gain is effectively connected with a United States trade or business of the holder; or

•	in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met, or

•	in certain circumstances involving the sale of our common shares, we have been or are a U.S. real property holding company within the meaning of the Code. We have not been, and do not expect to become, a U.S. real property holding company.
     Notes held by a non-U.S. holder who is an individual, who at the time of death is neither a citizen nor a resident of the United States for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a U.S. trade or business of such individual and that such individual qualified for the exemption from U.S. federal withholding tax (without regard to the certification requirements) that is described above. Common shares so held, however, will be included in the gross estate of such non-U.S. holder for U.S. federal estate tax purposes, unless an applicable estate tax treaty or exemption provides otherwise.

Backup Withholding and Information Reporting
     In general, information reporting to U.S. tax authorities generally will apply to payments of principal and interest and dividends, and the proceeds of a sale of securities to a U.S. holder unless such U.S. holder is an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if such U.S. holder fails to provide its taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income. A non-U.S. holder in general will not be subject to backup withholding and information reporting with respect to interest or dividend payments provided that we do not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person and such non-U.S. holder has provided the IRS certification statement (on IRS Form W-8BEN or other applicable form) described above under “Non-United States Holders”. In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of a sale of securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the IRS certification statement described above and does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person, as defined under the Code, or otherwise establishes an exemption. However, we may be required to report annually to U.S. tax authorities and to non-U.S. holders the amount of, and the tax withheld, if any, with respect to, any interest or dividends paid, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided any required information is furnished timely to the IRS.
     THE PRECEDING IS A DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES BUT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR TAX SITUATION. YOU ARE URGED TO CONSULT YOUR INDEPENDENT TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION
     We may sell the offered securities as follows:
•	through agents;

•	to or through underwriters; or

•	directly to other purchasers.
     We will identify any underwriters or agents and describe their compensation in a prospectus supplement.
     We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions. These transactions may be:
•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
     In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.
     We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.
     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.
     If we indicate in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such offered securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions that we specify in the prospectus supplement or term sheet, and we will specify in the prospectus supplement or term sheet the commission payable for solicitation of such contracts.

LEGAL OPINIONS
     The validity of the offered securities will be passed upon for us by Mark McGuire, our General Counsel, and for any underwriters, dealers or agents by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022. Mr. McGuire is paid a salary by our company and participates in various employee benefit plans offered by us, including equity based plans.
EXPERTS
     The consolidated financial statements of Eaton Corporation appearing in Eaton Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Eaton Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.